EXHIBIT 4.1

INDENTURE

Dated as of October 20, 2016

Among

SUNOPTA FOODS INC.,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

9.5% SENIOR SECURED SECOND LIEN NOTES DUE 2022

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Page

EXHIBITS:

Exhibit A	Form of Senior Secured Second Lien Note
Exhibit B	Form of Certificate of Transfer
Exhibit C-1	Form of Certificate of Exchange
Exhibit C-2	Form of Certification to be Given by Holder of Beneficial Interest in a Regulation S Temporary Global Note
Exhibit C-3	Form of Certification to be Given by Transferee of Beneficial Interest in a Regulation S Temporary Global Note
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

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INDENTURE, dated as of October 20, 2016, among SunOpta Foods Inc., a Delaware corporation (the “Issuer”), SunOpta Inc., a Canadian corporation and the direct parent company of the Issuer (the “Company”), the other Guarantors named on the signature pages hereto and U.S. Bank National Association, a national banking association, as Trustee and Notes Collateral Agent.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $230,998,000 aggregate principal amount of the Issuer’s 9.5% Senior Second Lien Secured Notes due 2022 (the “Initial Notes”);

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture (as defined herein);

NOW, THEREFORE, the Issuer, the Company, the Guarantors named on the signature pages hereto and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Collateral Agent” means the ABL Facility Collateral Agent and any successor thereto in such capacity and, if applicable, any agent, trustee or other representative, if any, of the holders of any ABL Debt Obligations (other than ABL Debt Obligations outstanding under the ABL Facility) and its successors and assigns, including any replacement or successor agent or any additional agent, in its capacity as agent, trustee or other representative (if any) for any holders of ABL Debt Obligations (other than ABL Debt Obligations outstanding under the ABL Facility) under any applicable ABL Debt Documents.

“ABL Debt” means the principal amount of:

(1) Indebtedness of the Issuer and any Guarantor outstanding under the ABL Facility on the date of this Indenture or incurred from time to time after the date of this Indenture under the ABL Facility; and

(2) additional Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Issuer or any Guarantor which is or would have been secured equally and ratably with the Indebtedness described in clause (1) by senior Liens on Collateral that were permitted to be incurred and secured under each applicable ABL Debt Document and Parity or Junior Lien Document; provided, in the case of any additional Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such additional Indebtedness is incurred by the Issuer or such Guarantor, as applicable, such additional Indebtedness is designated by the Issuer, in an Officer’s Certificate delivered to the Notes Collateral Agent, as “ABL Debt” for purposes of this Indenture and the Collateral Documents; provided, that such Indebtedness may not be designated as both (x) ABL Debt and (y) Additional Parity Debt and/or Junior Lien Debt; and

(b) the collateral agent or other representative with respect to such Indebtedness, the ABL Collateral Agent, the Notes Collateral Agent, the Issuer and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement in a form reasonably acceptable to each of the parties thereto). For the avoidance of doubt, Permitted Bank Product Obligations and capitalized interest, fees, costs and other charges will not be treated as “ABL Debt.”

“ABL Debt Documents” means the ABL Facility, any additional credit agreement, note purchase agreement and all other loan documents, security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Facility or any other ABL Debt Obligations, as such agreements or instruments may be amended or supplemented from time to time.

“ABL Debt Obligations” means (i) ABL Debt incurred or arising under the ABL Debt Documents and (ii) Permitted Bank Product Obligations that are secured, or intended to be secured, under the ABL Debt Documents if the provider of such Permitted Bank Product Obligations has agreed to be bound by the terms of the Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of the Intercreditor Agreement.

“ABL Facility” means that certain Credit Agreement dated as of February 11, 2016, as amended from time to time, among the Company, the Issuer, The Organic Corporation B.V., certain of the Company’s other subsidiaries party thereto from time to time as borrowers and guarantors, each of the lenders party thereto from time to time, Bank of America, N.A., as administrative agent under the U.S. subfacility, Bank of America, N.A. (acting through its Canada Branch), as administrative agent under the Canadian subfacility, Bank of America, N.A. (acting through its London Branch), as administrative agent under the Dutch subfacility and Bank of America, N.A., as collateral agent, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange, supplement or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and, if applicable, “—Certain Covenants—Liens” above) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“ABL Facility Collateral Agent” means Bank of America, N.A., in its capacity as “Collateral Agent” under the ABL Facility and any successor thereto in such capacity.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of Sunrise Holdings (Delaware), Inc. as contemplated by the Purchase and Sale Agreement.

“Additional Notes” means any additional Notes issued under this Indenture (other than the Initial Notes) having the same terms in all respects as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance. Additional Notes and Initial Notes shall be part of the same class for all purposes of this Indenture.

“Additional Parity Debt” means any (1) Additional Notes and (2) any additional Indebtedness of the Issuer or any Guarantor which is or would have been secured by Liens on Collateral that rank pari passu with Liens on the Collateral securing the Indenture Obligations, which Liens were permitted to be incurred and secured under each applicable ABL Debt Document and Parity or Junior Lien Document; provided that, in the case of any additional Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such additional Indebtedness is incurred by the Issuer or such Guarantor, as applicable, such additional Indebtedness is designated by the Issuer, in an Officer’s Certificate delivered to the Notes Collateral Agent, as “Additional Parity Debt” for purposes of the Indenture and the Collateral Documents; provided, that such Indebtedness may not be designated as both (x) Additional Parity Debt and (y) ABL Debt and/or Junior Lien Debt; and

(b) (i) the collateral agent or other representative with respect to such Indebtedness, the ABL Collateral Agent, the Notes Collateral Agent, the Issuer and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement in a form reasonably acceptable to each of the parties thereto) and (ii) the collateral agent or other representative with respect to such Indebtedness, the Notes Collateral Agent, the Issuer and each applicable Guarantor have duly executed and delivered an intercreditor agreement with customary terms and provisions that provides that the Liens on the Collateral securing such Additional Parity Debt shall be equal in priority with the Liens on the Collateral securing the Indenture Obligations.

“Additional Parity Debt Documents” shall mean any credit agreement or indenture related to any Additional Parity Debt and all other loan documents, security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Additional Parity Debt.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Issuer may enforce such agreement against such participants.

“Agreed Security Principles” means the principles set forth in Annex A to this Indenture.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note, and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at October 9, 2018 (such redemption price being set forth in the table set forth in Section 3.07(b) hereof), plus (B) all required remaining scheduled interest payments due on such Note through October 9, 2018 (excluding accrued but unpaid interest to the Redemption Date), in each case computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Secured Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, exchange, redemption or repurchase.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof or the issurance of the PIPE Securities), whether in a single transaction or a series of related transactions;

in each case, other than:

(i) any disposition of Cash Equivalents or Investment Grade Securities or surplus, damaged, obsolete or worn-out assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole) or any disposition of inventory, services, accounts receivable, notes receivable or goods (or other assets) in the ordinary course of business or any disposition of Collateral or the discount or forgiveness of accounts receivable or the conversion of accounts receivable to notes receivable in the ordinary course of business in connection with the collection or compromise thereof;

(ii) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(iii) the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof, including the making of any Permitted Investment;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(v) any disposition of property or assets (including by way of liquidation or dissolution) or issuance or sale of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(vi) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(viii) foreclosures, condemnation, casualty, expropriation, forced disposition or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(x) the sale, transfer or other disposition or unwinding of any Hedging Obligations;

(xi) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(xii) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.09 hereof;

(xiii) the granting of any option or other right to purchase, lease or otherwise acquire delinquent accounts receivable in the ordinary course of business;

(xiv) any exchange of assets for assets (including a combination of assets and Cash Equivalents (which Cash Equivalents shall not constitute in excess of 25% of the aggregate consideration in any exchange of assets pursuant to this clause (xiv))) for use in a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(xv) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(xvi) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(xvii) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice;

(xviii) the granting of Liens not prohibited by Section 4.12 hereof;

(xix) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xx) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(xxi) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of the Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 4.10 hereof.

“Authentication Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be a principal executive officer, principal financial officer, treasurer or principal accounting officer of the Issuer, and delivered to the Trustee.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Law” means Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and any similar federal, state, provincial or foreign law for the relief of debtors, including any corporate statute that provides for same.

“board of directors” means (i) with respect to a corporation, the board of directors of the corporation; (ii) with respect to a partnership, the board of directors or other like governing body, as applicable, of the partnership or of the general partner of the partnership; (iii) with respect to a limited liability company, the board of managers or other like governing body or the board of managers of such Person’s direct or indirect parent so long as such Person remains a limited liability company managed by a sole member; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(a) 85% of the face amount of all accounts receivable owned by the Company and the Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(b) 70% of the book value of all inventory owned by the Company and the Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date (it being understood that the accounts receivable and inventory of an acquired or to be acquired business may be included if such acquisition has been completed or is to be completed substantially concurrently with the date of determination), plus $50.0 million of fixed assets (including equipment and real property) owned by the Company and the Restricted Subsidiaries.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” means the date on which the event for which the calculation of the Fixed Charge Coverage Ratio or the Consolidated Secured Leverage Ratio, as applicable, shall occur.

“Canadian CFC” means, with respect to any Person, (i) any Restricted Subsidiary of such Person that is organized or existing under the laws of Canada or any province or territory thereof and is a CFC and any Restricted Subsidiary thereof or (ii) a Restricted Subsidiary that does not meet the requirements of clause (i) but has no material assets other than the Equity Interests of one or more Restricted Subsidiaries that do meet the requirements of clause (i) of this definition.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that any obligations relating to a lease that was accounted for by the Company as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date shall be accounted for as an operating lease and not a Capitalized Lease Obligation for all purposes under this Indenture.

“Cash Equivalents” means:

(a) (i) United States dollars, Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the European Union or (ii) such local currencies held by a Foreign Subsidiary from time to time in the ordinary course of business;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(d) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e) commercial paper and variable or fixed rate notes rated at least “P-2” by Moody’s or at least “A-2” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(f) marketable short-term money market and similar funds having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(h) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(j) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (3) above; and

(k) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments made by a Foreign Subsidiary (or temporarily held by the Company or the Restricted Subsidiaries as part of their cash management arrangements with a Foreign Subsidiary in the ordinary course of business or consistent with past practice) in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (a) through (g) and clauses (i), (j) and (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means, with respect to any Person, (i) any Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, or (ii) any Subsidiary substantially all of the assets of which constitute equity interests in one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):

(a) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Guarantor;

(b) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company; or

(c) Holdings ceasing to hold 100% of the total voting power of the Voting Stock of the Issuer.

Notwithstanding the preceding, a conversion of the Company or any of the Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned the Capital Stock of the Company immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity and no “person,” beneficially owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Collateral” means all of the collateral, whether now owned or hereafter acquired, from time to time described in the Collateral Documents as collateral security for the benefit of the Notes Collateral Agent, the Trustee and the Holders of the Notes, subject to the Agreed Security Principles, and excluding any Excluded Assets.

“Collateral Documents” means, collectively, any security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust, deeds of hypothec and control agreements, as well as all other pledges, agreements, financing statements, patent, trademark or copyright filings or other filings or documents that create or purport to create a Lien in the Collateral in favor of the Notes Collateral Agent and/or the Trustee (for the benefit of the Notes Collateral Agent, the Trustee and the Holders of the Notes) and the Intercreditor Agreement and any other intercreditor agreements, in each case as they may be amended, restated, supplemented or otherwise modified from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments, agreements and powers of attorney executed pursuant to or in connection with the foregoing.

“Company” has the meaning set forth in the preamble hereto.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of intangible assets, deferred financing costs and fees, debt issuance costs, commissions, fees and expenses of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense in respect of Indebtedness of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest charges (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any other acquisition, (2) penalties and interest relating to taxes, (3) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (4) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities and (5) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and the Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(a) any net after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (including all fees and expenses relating thereto and including relating to any multi-year strategic initiatives), including, without limitation, expenses incurred in connection with the Transactions, any expenses relating to severance, relocation costs, integration costs, transition costs, preopening, opening, consolidation and closing costs for facilities, one-time compensation costs, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, restructuring and duplicative running costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(c) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Company shall be excluded;

(d) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Company or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from the Company or any Restricted Subsidiary;

(e) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(1) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted in whole without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or this Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(f) effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any other consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(g) any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(h) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, goodwill, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(i) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock, profit interests or other rights or equity or equity-based incentive programs (“equity incentives”) shall be excluded and any cash charges associated with the equity incentives or other long-term incentive compensation plans, rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Company, shall be excluded;

(j) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(k) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(l) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(m) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(n) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of FASB Accounting Standards Codification 815 shall be excluded;

(o) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items, shall be excluded;

(p) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded;

(q) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, shall be excluded; and

(r) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than Section 4.07(a) (C)(4)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted pursuant to Section 4.07(a)(C)(4) hereof.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Company and the Restricted Subsidiaries that is secured by a Lien on any assets of the Company and the Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Company as of the end of such most recent fiscal quarter to (b) EBITDA of the Company and the Restricted Subsidiaries for the most recent four fiscal quarter period ending prior to such date for which the Company has consolidated financial statements available, in each case (a) with such pro forma adjustments to Cash Equivalents and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and (b) giving pro forma effect to the incurrence of any Indebtedness that is incurred at the time of or in connection with the event giving rise to the measurement of the Consolidated Secured Leverage Ratio.

“Consolidated Total Assets” means, as at any date of determination, the total assets of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Requirement” means any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Company or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business shall be administered, which office at the date hereof is 225 Asylum Street, 23rd Floor, Hartford, CT 06103, Attn: Global Corporate Trust Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, with respect to the Company or any of the Restricted Subsidiaries, one or more debt facilities, including the ABL Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Secured Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Secured Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value, as set forth in an Officer’s Certificate, of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Sale, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration; provided that such disposition is in compliance with Section 4.10.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of the Company, any of its Subsidiaries, or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Company (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“Domestic Priority Debt” means any ABL Debt incurred pursuant to clause (1) under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that is secured by Liens on Collateral of the Company or any of its Restricted Subsidiaries that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case (other than clauses (x) and (xiv)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes, and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (r) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (w) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations (x) bank fees and other financing fees, (y) costs of surety bonds in connection with financing activities and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(1) through (5) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring charges, accruals or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and Investments and costs related to the closure and/or consolidation of facilities; plus

(v) any other non-cash charges (including (i) any write-offs or write-downs, (ii) losses on sales, disposals or abandonment of, or any improvement charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities and (iii) all losses from investments) (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(C) hereof; plus

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(ix) any net loss from disposed, abandoned or discontinued operations; plus

(x) (i) any expenses, charges or other costs for any period of the same nature or type as the expenses, charges or other costs that were added to “EBITDA” to calculate “Adjusted EBITDA” or “Run-Rate Adjusted EBITDA” for the pro forma twelve months ended July 2, 2016 as set forth in “Summary—Summary Financial Data—Non-GAAP Financial Measures” section of the Information Memorandum and (ii) any items under the caption “Additional run-rate adjustments” that were added to “Adjusted EBITDA” to calculate “Run-Rate Adjusted EBITDA]” for the pro forma twelve months ended July 2, 2016 as set forth in “Summary—Summary Financial Data—Non-GAAP Financial Measures” section of the Information Memorandum; plus

(xi) any (x) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented or reasonably expected to be implemented within the 12 months following such period, (y) severance or relocation costs or expenses of such Person during such period and (z) costs and expenses incurred after the Issue Date related to employment of terminated employees incurred by such Person during such period; plus

(xii) any proceeds from business interruption, casualty or liability insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(xiii) to the extent actually reimbursed (and not otherwise included in arriving at Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition or merger involving the Company or any of its Subsidiaries; plus

(xiv) the amount of net cost savings and synergies projected by the Company in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken (in the good faith determination of the Company) and which are expected to be realized within 12 months of the date thereof in connection with the Transactions, future acquisitions and cost saving, restructuring and other similar initiatives (which cost savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); provided that the aggregate amount added back pursuant to this clause (xiv) for any period of four consecutive fiscal quarters shall not exceed an amount equal to 20% of EBITDA for such period of four consecutive fiscal quarters prior to giving effect to any adjustments pursuant to this clause (xiv);

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(iii) any net income from disposed or discontinued operations.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common stock or Preferred Stock of the Company (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8;

(b) issuances to any Subsidiary of the Company; and

(c) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” shall mean a deposit account (i) which is used for the purposes of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, bonuses, benefits and expense reimbursements) and (ii) which is used for the sole purpose of paying or remitting taxes, including sales taxes.

“Excluded Assets” means, collectively, (i) any fee-owned real property that is not a Material Real Property and any leasehold interests in real property, (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC, PPSA and other applicable law in the Netherlands, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, PPSA or any similar applicable law in the Netherlands notwithstanding such prohibition, (iii) motor vehicles, aircraft, aircraft engines and other assets and personal property subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC or PPSA financing statement or equivalent filing under other similar law in the Netherlands, (iv) letter of credit rights (except to the extent perfection can be accomplished through the filing of UCC-1, PPSA or RDPRM financing statements or equivalent filing under other similar the law in the Netherlands), (v) commercial tort claims with an individual value of less than $2.5 million, (vi) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable law (including any legally effective requirement to obtain the consent of any Governmental Authority) after giving effect to the applicable anti-assignment clauses of the UCC, PPSA and other applicable law in the Netherlands, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC, PPSA or any similar applicable law in the Netherlands notwithstanding such prohibition, (vii) any “margin stock” and Equity Interests of any Person (other than any direct Wholly-Owned Subsidiary (other than any Unrestricted Subsidiary) of the Issuer or any Guarantor) to the extent, and for so long as, the pledge of such Equity Interests would be prohibited by the terms of any applicable joint venture agreement or shareholders’ agreement applicable to such Person, after giving effect to the applicable anti-assignment clauses of the UCC, PPSA and other applicable law, (viii) Equity Interests of any Unrestricted Subsidiary and Equity Interests of Coöperatie SunOpta U.A., (ix) any Equity Interests of any CFC directly owned by the Issuer or any Guarantor organized under the laws of the United States, any state thereof or the District of Columbia that are voting Capital Stock of such CFC in excess of 65% of the outstanding Equity Interests that are voting Capital Stock of such CFC (including for the avoidance of doubt, any instrument treated as Capital Stock for U.S. federal income tax purposes), (x) assets and personal property to the extent a security interest in such assets or personal property would result in material adverse tax consequences as reasonably determined by the Company and notified in writing by the Company to the Trustee, (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” with respect thereto, (xii) any Contractual Requirement, license or permit to which the Issuer, any Guarantor or any of their property (including personal property) is subject, and any property subject to a purchase money security interest, capital lease or similar arrangement with any Person if, to the extent, and for so long as, the grant of a Lien thereon to secure the Indenture Obligations constitutes a breach of, a violation of, or a default under, or invalidation of, or creates a right of termination in favor of any party (other than the Issuer or any Guarantor) to, such Contractual Requirement, license, permit, purchase money arrangement, capital lease or similar arrangement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC, PPSA or any similar applicable law in the Netherlands), (xiii) any Excluded Accounts, (xiv) any property or assets acquired after the Issue Date (including any property acquired through any acquisition, consolidation, amalgamation or merger of a Person, but excluding any assets or property subject to a Lien in favor of the ABL Collateral Agent), if at the time of such acquisition, the granting of a security interest therein or a pledge thereof is prohibited by any Contractual Requirement to the extent and for so long as such Contractual Requirement prohibits such security interest or pledge and (xv) any assets where the Company reasonably determines that provision or perfection of security interests therein cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Indenture, the U.S. Security Agreement or the other Collateral Documents (provided that, while any ABL Debt is outstanding, no assets shall be excluded pursuant to this clause (xv) if a Lien on such asset has been granted in favor of the ABL Collateral Agent pursuant to the ABL Debt Documents); provided, that, notwithstanding the foregoing, “Excluded Assets” shall (i) include, at any time prior to the discharge in full of all Domestic Priority Debt, any property or asset of the Issuer or any Guarantor that is not subject to the lien and security interest of the ABL Collateral Agent and (ii) not include proceeds, replacements or substitutions of Collateral (unless they otherwise constitute “Excluded Assets”).

“Excluded Collateral Action” means (i) any Excluded Action (as defined in Annex A hereto) and (ii) any action to grant, create, perfect or make enforceable (or any similar concept under applicable law) any Lien in any property or asset in favor of the Notes Collateral Agent if the failure to (x) take such action to grant, create, perfect or make enforceable (or any similar concept under applicable law) a Lien in such property or asset in favor of the ABL Collateral Agent or (y) maintain the Lien, existence, perfection or priority (or similar concept under applicable law) on such property or asset in favor of the ABL Collateral Agent, would not result in an event of default under any ABL Debt Document.

“Excluded Collateral” has the meaning assigned thereto in the Agreed Security Principles.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company after the Issue Date from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company; in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 4.07(a)(C) hereof.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized; provided that any pro forma adjustments in respect of cost savings shall (a) be limited to those which are expected to be realized within 12 months of the applicable date of such calculation and (b) not exceed, for any period of four consecutive fiscal quarters, an amount equal to 20% of EBITDA for such period of four consecutive fiscal quarters prior to giving effect to any adjustments pursuant to this paragraph). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charge Coverage Ratio Calculation Date” shall have the meaning ascribed to such term in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, (i) any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or Canada or any province or territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary or (ii) a Restricted Subsidiary that does not meet the requirements of clause (i) but has no material assets other than the Equity Interests of one or more Foreign Subsidiaries that do meet the requirements of clause (i).

“GAAP” means (i) generally accepted accounting principles in the United States which are in effect on the Issue Date or (ii) if elected by the Company by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Company is making such election; provided, that (a) any such election once made shall be irrevocable and (b) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization established to perform such functions.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means the Company and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity option agreement, foreign exchange contract, currency swap agreement or similar agreement (including equity derivative agreements) providing for the transfer, modification or mitigation of interest rate, currency, commodity risks or equity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (x) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, but limited to the fair market value of the assets subject to such Lien;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) Contingent Obligations incurred in the ordinary course of business obligations under or in respect of any operating leases or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations); provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Senior Secured Second Lien Notes Indenture, as amended or supplemented from time to time.

“Indenture Obligations” means Obligations under the Note Documents.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Information Memorandum” means the confidential information memorandum, dated October 20, 2016, relating to the exchange of the Initial Notes.

“Initial Notes” as defined in the recitals hereto.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Issuer or any Guarantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of its respective assets;

(c) any liquidation, dissolution, reorganization or winding up of the Issuer or any Guarantor or its securities whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any Guarantor; or

(e) in relation to an entity organized under the laws of the Netherlands, bankruptcy (faillissement) or, to the extent applicable, (provisional) suspension of payments ((voorlopige) surseance van betaling) as meant in the Dutch insolvency act (Faillissementswet).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the ABL Collateral Agent, the Notes Collateral Agent, the Issuer and each Guarantor, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.

“Interest Payment Date” means April 15 and October 15 of each year to stated maturity, commencing on April 15, 2017.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(a) “Investments” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means October 20, 2016.

“Issuer” has the meaning set forth in the preamble hereto.

“Junior Lien Debt” means any Indebtedness of the Issuer or any Guarantor which is or would have been secured by Liens on Collateral that rank junior to Liens on the Collateral securing the Indenture Obligations, which Liens were permitted to be incurred and secured under each applicable ABL Debt Document and Parity or Junior Lien Document; provided that:

(a) on or before the date on which such Indebtedness is incurred by the Issuer or such Guarantor, as applicable, such Indebtedness is designated by the Issuer, in an Officer’s Certificate delivered to the Notes Collateral Agent, as “Junior Lien Debt” for purposes of the Indenture and the Collateral Documents; provided, that such Indebtedness may not be designated as both (x) Junior Lien Debt and (y) ABL Debt and/or Additional Parity Debt; and

(b) the collateral agent or other representative with respect to such Indebtedness, the ABL Collateral Agents, the Notes Collateral Agents, any other Parity or Junior Lien Collateral Agents, the Issuer and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement in a form reasonably acceptable to each of the parties thereto) and (ii) the collateral agent or other representative with respect to such Indebtedness, the Notes Collateral Agent, any other Parity or Junior Lien Collateral Agents, the Issuer and each applicable Guarantor have duly executed and delivered an intercreditor agreement with customary terms and provisions in a form substantially similar to the Intercreditor Agreement (with necessary changes to be agreed) reflecting the Notes Collateral Agent in the senior agent role and the representative of the holders of such Junior Lien Debt in the junior agent role.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, the Province of Ontario (Canada) or place of payment. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, or any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes, including the PPSA) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Real Property” shall mean all real property (including fixtures thereon) owned in fee by the Company, the Issuer or any Subsidiary Guarantor that is not a Foreign Subsidiary that either (i) has a fair market value of no less than $5.0 million, determined on the Issue Date with respect to properties owned by any the Issuer or any Guarantor on the Issue Date, or on the date of acquisition for properties acquired thereafter or, with respect to any properties under construction or improvement, on the date of substantial completion thereof or (ii) is subject to mortgages in favor of the ABL Collateral Agent.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Company or any of the Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(i) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“North American ABL Facility” means that certain Seventh Amended and Restated Credit Agreement dated as of July 27, 2012, as amended from time to time, among the Company, the Issuer, each of the financial institutions and other entities from time to time parties thereto, certain affiliates of the borrowers as obligors and Bank of Montreal as agent, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange, supplement or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof and, if applicable, Section 4.12 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Note Documents” means this Indenture, the Initial Notes, any Additional Notes, the Guarantees and the Collateral Documents.

“Notes” means the Notes authenticated and delivered under this Indenture.

“Notes Collateral Agent” means U.S. Bank National Association, in its capacity as “Collateral Agent” under this Indenture, the Intercreditor Agreement and the other Collateral Documents, and any successor thereto in such capacity.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent, each Holder of the Notes and each other holder of, or obligee in respect of, any Indenture Obligations in respect of the Notes outstanding at such time.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means, with respect to a Person, the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person or any other officer of such Person designated by any such individuals.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Issuer or the Trustee.

“Parity or Junior Lien Collateral Agent” means the Notes Collateral Agent and, if applicable, any agent, trustee or other representative, if any, of the holders of any Parity or Junior Lien Obligations (other than the Indenture Obligations) and its successors and assigns, including any replacement or successor agent or any additional agent, in its capacity as agent, trustee or other representative (if any) for any holders of Parity or Junior Lien Obligations (other than the Indenture Obligations) under any applicable Parity or Junior Lien Documents.

“Parity or Junior Lien Debt” means the principal amount of:

(1) the Notes initially issued by the Issuer under this Indenture together with the related Guarantees of the Guarantors;

(2) any Additional Parity Debt; and

(3) any Junior Lien Debt.

“Parity or Junior Lien Documents” means the Note Documents and any additional indenture, credit facility or other agreement pursuant to which any Parity or Junior Lien Debt is incurred and the Collateral Documents related thereto (other than any Collateral Documents that do not secure Parity or Junior Lien Obligations), as each may be amended, amended and restated, supplemented or otherwise modified.

“Parity or Junior Lien Obligations” means Parity or Junior Lien Debt and all other Obligations in respect thereof, together with Hedging Obligations that are secured, or intended to be secured, under the Parity or Junior Lien Documents if the provider of such Hedging Obligations has agreed to be bound by the terms of the Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of the Intercreditor Agreement and, in the case of any Hedging Obligations that are secured, or intended to be secured, by Liens on the Collateral that rank junior in priority to the Liens on the Collateral securing the Indenture Obligations, an intercreditor agreement with customary terms and provisions in a form substantially similar to the Intercreditor Agreement (with necessary changes to be agreed) reflecting the Notes Collateral Agent in the senior agent role and the representative of the holders of such Hedging Obligations in the junior agent role.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Additional Parity or Junior Lien Debt” means obligations under any Additional Parity Debt or Junior Lien Debt; provided that after giving effect to the Incurrence of any such Indebtedness the Consolidated Secured Leverage Ratio of the Company and its Restricted Subsidiaries shall be less than or equal to 4.75:1.0.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof; provided further that the assets received are pledged as Collateral to the extent required by the Collateral Documents (except to the extent the Lien thereon is released by the lenders under the ABL Facility to the extent that the assets disposed of constituted Collateral).

“Permitted Bank Product Obligations” means, all Obligations of the Issuer or any Guarantor incurred in the ordinary course of business, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any Bank Products and all Hedging Obligations not for speculation purposes, to any person that is or was a lender (or an affiliate thereof) or the administrative agent (or an affiliate thereof) under the ABL Facility at the time the agreements or arrangements in respect of such services were entered into that are secured, or intended to be secured, under an ABL Debt Document, if the provider of such Permitted Bank Product Obligations has agreed to be bound by the terms of the Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of the Intercreditor Agreement.

“Permitted Investments” means:

(a) any Investment in the Company or any of the Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Company or any of the Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product) or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation consolidation or transfer;

(d) any Investment in securities or other assets, including earnouts not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(f) Hedging Obligations permitted under Section 4.09(b)(ix) hereof;

(g) any Investment in a Similar Business, an Unrestricted Subsidiary or a joint venture having an aggregate fair market value taken together with all other Investments made pursuant to this clause (g) that are at that time outstanding, not to exceed the greater of (i) $20.0 million and (ii) 1.5% of Consolidated Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (g) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (g);

(h) guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(i) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) hereof (except transactions described in clauses (ii) and (iv));

(j) (i) advances to, or guarantees of Indebtedness of, employees not in excess of $2.0 million outstanding at any one time, in the aggregate; and (ii) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company;

(k) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Company or any of the Restricted Subsidiaries;

(l) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(m) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business;

(n) repurchases of Notes;

(o) investments in the ordinary course of business or consistent with past practice consisting of UCC Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (x) $15.0 million or (y) 1.00% of the Consolidated Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (p) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (p);

(q) Investments received in compromise or resolution of litigation, arbitration or other disputes;

(r) Investments by the Company and the Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(s) any Investment acquired by the Company or any of the Restricted Subsidiaries:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(ii) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(iii) as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(t) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(C);

(u) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or other assets or purchases of contract rights or licenses or contributions of intellectual property, in each case, in the ordinary course of business or consistent with past practice;

(v) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to the Company or any Restricted Subsidiary;

(w) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(x) Investments consisting of promissory notes issued by the Issuer or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Company or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company, to the extent the applicable Restricted Payment is a permitted by Section 4.07 hereof;

(y) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(z) Investments in joint ventures of the Company or any of the Restricted Subsidiaries existing on the Issue Date in an amount having an aggregate fair market value not to exceed $10 million at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(aa) Investments made in connection with crop financing and related activities, including advances or loans to growers, (i) in the ordinary course of business or consistent with past practice (which shall not be limited in amount) plus (ii) in an amount having an aggregate fair market value not to exceed $10 million at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (aa) above, or is otherwise entitled to be incurred or made pursuant to Section 4.07, the Company will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or under Section 4.07.

“Permitted Liens” means, with respect to any Person:

(a) Liens securing the Notes and the related Guarantees but, except as otherwise permitted hereunder, excluding Additional Notes;

(b) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to Section 4.09(b)(i) hereof and (y) obligations of the Company or any Subsidiary in respect of any Bank Products or Hedging Obligations provided by any arranger, agent or lender party to any Credit Facility or any Affiliate of such arranger, agent or lender (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations are provided or were entered into); provided, however, that the holders of such Indebtedness and/or obligations (or their respective duly appointed representative) shall, to the extent not then a party to the Intercreditor Agreement, execute a joinder to the Intercreditor Agreement in the form attached thereto agreeing to be bound thereby;

(c) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or similar obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(d) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 90 days or remain payable without penalty or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the book of such person in accordance with GAAP or other Liens arising out of judgments or awards not constituting an Event of Default under Section 6.01 hereof;

(e) Liens for taxes, assessments or other governmental charges not yet overdue or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(f) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(g) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clauses (iv), (x) (xi), (xv), (xvi) or (xxiii) of Section 4.09(b) hereof; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iv) or (xxiii) of Section 4.09(b) hereof extend only to the assets so purchased, leased or improved and any accessions or extensions thereof; (b) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 4.09(b)(x) hereof relate only to Obligations relating to Refinancing Indebtedness that (i) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (iv), (xv), (xvi) or (xxiii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing) of Section 4.09(b) hereof and (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (xi)(B) of Section 4.09(b) hereof shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness relates;

(h) Liens existing on the Issue Date or pursuant to agreements in existence on the Issue Date (which may include Liens on after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof), including Liens securing any Refinancing Indebtedness secured by such Liens;

(i) (a) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Company or any of the Restricted Subsidiaries (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof); and (b) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of the Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Company or any of the Restricted Subsidiaries;

(j) Liens or deposits securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(k) Liens securing (A) Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations and (B) obligations in respect of Bank Products;

(l) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (h), (i), this clause (l) and clause (q) hereof; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater committed amount, of the Indebtedness described under clauses (g), (h), (i), this clause (l) and clause (q) hereof at the time the original Lien became a Permitted Lien under this Indenture and (ii) an amount necessary to pay any fees and expenses, including original issue discount, upfront fees or similar fees and premiums (including tender premiums, and accrued and unpaid interest related to such modification, refinancing, refunding, extension, renewal or replacement;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(n) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(q) Liens securing Permitted Additional Parity or Junior Lien Debt;

(r) easements, rights-of-way, encroachments, covenants, conditions, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Company;

(s) any interest or title of a lessor or sublessor under any lease permitted by this Indenture;

(t) Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Company and the Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary UCC (or equivalent statute) financing statements or similar public filings;

(u) licenses and sublicenses granted by the Company or a Restricted Subsidiary and leases and subleases (by the Company or any Restricted Subsidiary as lessor or sublessor) to third parties in the ordinary course of business not materially interfering with the business of the Company;

(v) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC (or equivalent statute) or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC (or equivalent statute);

(w) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y) Liens securing financings of insurance premiums, which such Liens attach solely to the insurance policies financed and the proceeds thereof;

(z) Liens on brokerage accounts incurred in the ordinary course of business securing obligations to settle trades made by the Company or the Restricted Subsidiaries;

(aa) the rights reserved to or vested in municipalities or governmental or other public authorities or agencies by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land to terminate any such leases, licenses, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

(bb) deposits with public utilities or to any municipalities or governmental or other public authorities when required by the utility, municipality, governmental or other public authority in connection with the supply of services or utilities to the Company or any Restricted Subsidiary;

(cc) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(dd) Liens in favor of the Company or any Restricted Subsidiary;

(ee) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance or discharge of Indebtedness, provided that such defeasance or discharge is not prohibited by this Indenture;

(ff) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is issued;

(gg) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed $20.0 million;

(hh) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(ii) Liens on equipment of the Company or any of the Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(jj) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(kk) Liens securing obligations owed by the Company or any Restricted Subsidiary to any lender under the ABL Facility or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(ll) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(mm) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(nn) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. For purposes of determining compliance with this definition, (a) Permitted Liens (other than Liens incurred pursuant to clause (q) above) need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) (other than a Lien incurred pursuant to clause (q) above) meets the criteria of one or more categories of Permitted Liens described above, the Company shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.

“PIPE Securities” shall mean up to US$85.0 million of Series A exchangeable preferred shares or other Preferred Stock issued or to be issued by the Borrower and exchangeable for Capital Stock, the net proceeds of which PIPE Securities are applied to repay or prepay Senior Interim Loans, Senior Term Loans, Senior Notes or Senior Take-out Notes.

“PPSA” means the Personal Property Security Act (Ontario) and/or any other comparable act in force in another Canadian province (including Quebec) that is applicable to the Collateral, as in effect from time to time.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of July 30, 2015, by and among the sellers named therein, Shine Seller Rep, LLC and the Company, as amended, modified and supplemented from time to time.

“Purchase Money Obligations” mean Indebtedness incurred to finance or refinance the acquisition or leasing by the Company or a Restricted Subsidiary of such asset, including additions and improvements or the installation, construction, improvement or restoration of such asset and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets); provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further that such Indebtedness is incurred within 365 days after such acquisition or lease of, or the completion of construction of, such asset by the Company or Restricted Subsidiary.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“RDPRM” means Registre Des Droits Personneles et Réels Mobiliers de Quebec.

“Record Date” for the interest payable on any applicable Interest Payment Date means the April 1 and October 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the applicable Regulation S Temporary Global Note upon expiration of the “Restricted Period” (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)).

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Note Legend” means the Legend set forth in Section 2.06(g)(iii) hereto, which is required to be placed on all Regulation S Temporary Global Notes issued under this Indenture.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, in each case, and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” The Issuer shall at all times be a Restricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt Documents” means collectively, the ABL Debt Documents and the Parity Lien or Junior Documents.

“Secured Indebtedness” means any Indebtedness of the Company or any of the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means:

(a) all Indebtedness of the Issuer or any Guarantor outstanding under the ABL Facility and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the ABL Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Indenture;

(c) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided that Senior Indebtedness shall not include:

(i) any obligation of such Person to the Company or any of the Company’s Subsidiaries;

(ii) any liability for federal, state, local or other taxes owed or owing by such Person;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any business engaged or proposed to be engaged in by the Company or any of the Restricted Subsidiaries on the Issue Date and any reasonable extension thereof, and (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and the Restricted Subsidiaries are engaged or proposed to be engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(a) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of the Company, if any, that Guarantees the Notes in accordance with the terms of this Indenture.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions (including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options, expenses in connection with hedging transactions related to the ABL Facility and any original issue discount or upfront fees) and this Indenture and the transactions contemplated hereby.

“Transactions” means the Acquisition, the borrowings of the interim term loans on the closing date of the Acquisition, the issuance of the Notes and the Guarantees thereof on the Issue Date, the borrowings under the North American ABL Facility on the closing date of the Acquisition, the Common Stock Offering, the repayment and refinancing of certain Indebtedness the closing date of the Acquisition, the payment of the Transaction Expenses and other transactions in connection therewith or incidental thereto, all as described in the Information Memorandum.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date or, in the case of a satisfaction, discharge or defeasance, at least two Business Days prior to the deposit of funds with the Trustee to pay and discharge the entire indebtedness of the Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 9, 2018; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, in each case as determined by the Company.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC”or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Notes Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company other than the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(ii) such designation complies with Section 4.07 hereof; and

(iii) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or

(b) the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries would be equal to or greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Affiliate Transaction”	4.11(a)
“Applicable Premium Deficit”	8.04(a)
“Asset Sale Offer”	4.10(c)
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14(b)
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Fixed Charge Coverage Test”	4.07(a)(B)
“incur”	4.09(a)
“Initial Default”	6.02
“Initial Lien”	4.12
“Legal Defeasance”	8.02
“Note Register”	2.03
“OID Legend”	2.06(g)(iv)
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Pari Passu Indebtedness”	4.10(c)
“Paying Agent”	2.03
“Purchase Date”	3.09(b)
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09(b)(x)

Term	Defined in Section
“Refunding Capital Stock”	4.07(b)(ii)
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Reversion Date”	4.19(c)
“Second Change of Control Payment Date”	4.14
“Successor Company”	5.01(a)(i)
“Successor Person”	5.01(c)(i)
“Suspended Covenants”	4.19(a)
“Suspension Period”	4.19(c)
“Treasury Capital Stock”	4.07(b)(ii)

Section 1.03 [Reserved].

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including,” “includes” and similar words means including without limitation;

(e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(f) words in the singular include the plural, and in the plural include the singular;

(g) “shall” shall be interpreted to express a command;

(h) provisions apply to successive events and transactions;

(i) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(k) any reference herein to any Person shall be construed to include such Person’s successors and assigns and as to the Issuer or any Guarantor, shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of such Person;

(l) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(m) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(n) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(o) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(p) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, renewed, extended, supplemented or otherwise modified from time to time;

(q) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(r) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory purchase price with respect to such Preferred Stock, whichever is greater; and

(s) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Indenture.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments is delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may (but is not required to) fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06 Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which such payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

ARTICLE 2

THE SECURED NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the

Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Global Note and increases or decreases thereto shall also be recorded in the Note Register, as hereinafter provided.

(c) Regulation S Temporary Global Note. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more temporary Global Notes bearing the Legends set forth in 2.06(g)(iii) hereof.

(d) Regulation S Global Note. On or after the termination of the Restricted Period, interests in the Regulation S Temporary Global Note shall be exchangeable (in accordance with requirements set forth in Section 2.06(b)(i)) for corresponding interests in a Restricted Global Note.

(e) Definitive Notes. Except as set forth in Section 2.06(a), Definitive Notes will not be issued. Notes issued in definitive form shall not contain the Global Note Legend or a “Schedule of Exchange of Interests in the Global Note.”

(f) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to compliance with Section 4.09 and Section 4.12 hereof; provided further that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional notes will have a separate CUSIP number. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

(g) Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of the Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note shall be treated as the owner of the Note for all purposes. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agents. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. The Issuer or any of the Issuer’s domestic Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium and, if any, interest on the Notes, and shall notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Issuer may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days, (ii) the Issuer, at its option and subject to the procedures of DTC, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes, (iii) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default or (iv) upon the request of DTC in accordance with customary DTC procedures. Upon the occurrence of any of the preceding events in clause (i) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clause (i), (ii), (iii) or (iv) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Company or any of its Subsidiaries, Trustee, Paying Agent or any agent of the Issuer shall have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Transfers of beneficial interests in a Regulation S Temporary Global Note only may be transferred upon (A) delivery by a beneficial owner of an interest therein to the Depositary or its nominee (as the case may be) of a written certificate substantially in the form of Exhibit C-2 hereto, and (B) delivery by the transferee of such interest to the Depositary or its nominee (as the case may be) of a written certificate substantially in the form of Exhibit C-3 hereto. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given to the Registrar in accordance with the Applicable Procedures containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof. If the holder of a beneficial interest in the Regulation S Temporary Global Note at any time, on or after the termination of the Restricted Period in respect of such Note, wishes to exchange its interest in such Regulation S Temporary Global Note for an interest in the Regulation S Permanent Global Note, or to transfer its interest in such Regulation S Temporary Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Permanent Global Note, the notice in (B) (1) must be substantially in the form of Exhibit C-1 hereto.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee shall take delivery in the form of a beneficial interest in a Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (iv), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in the second sentence of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) [Reserved].

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in the second sentence of Section 2.06(a) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (B), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in the second sentence of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an off-shore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3) (b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C-1 hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (B), if the Issuer so request, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S

NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.] BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Note Legend. Each Regulation S Temporary Global Note shall bear a legend in substantially the following form:

THIS SECURITY IS A REGULATION S TEMPORARY GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER. EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN SECTION 2.06 OF THE INDENTURE, NO TRANSFER OR EXCHANGE OF AN INTEREST IN THIS TEMPORARY GLOBAL NOTE MAY BE MADE FOR AN INTEREST IN THE RESTRICTED GLOBAL NOTE. NO EXCHANGE OF AN INTEREST IN THIS TEMPORARY GLOBAL NOTE MAY BE MADE FOR AN INTEREST IN THE REGULATION S PERMANENT GLOBAL NOTE EXCEPT (A) ON OR AFTER THE TERMINATION OF THE DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) AND (B) UPON DELIVERY OF THE OWNER NOTES CERTIFICATION AND THE TRANSFEREE NOTES CERTIFICATION RELATING TO SUCH INTEREST IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.

UNTIL 40 DAYS AFTER THE COMMENCEMENT OF THE OFFERING OF THE NOTES, AN OFFER OR SALE OF THE NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT OF 1933, AS AMENDED) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT.

(iv) Original Issue Discount Legend. To the extent required by Section 1275(c)(1)(A) of the Code and Treasury Regulation Section 1.1275-3(b)(1), each Global Note issued at a discount to its stated redemption price at maturity for U.S. federal income tax purposes shall bear a legend (the “OID Legend”) in substantially the following form (with any necessary amendments thereto to reflect any amendments occurring after the Issue Date to the applicable sections):

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE ISSUER AT SUNOPTA FOODS INC., 2838 BOVAIRD DRIVE WEST, BRAMPTON, ONTARIO, CANADA L7A 0H2, ATTN: [GENERAL COUNSEL], AND THE ISSUER WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS SECURITY.

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14, and 9.05 hereof).

(iii) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange a Note between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to receive in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(j) To the extent that any Global Notes are issued at a discount to their stated redemption price at maturity and bear the OID Legend, each group of Global Notes bearing a given amount of original issue discount (including zero) shall be treated as a separate series only for purposes of the transfer and exchange provisions of this Section 2.06 and may trade under a separate CUSIP number.

Section 2.07 Replacement Note. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer, or the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent, from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the UCC).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

Section 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no-one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the cancellation of all canceled Notes shall be delivered to the Issuer upon its written request therefor. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall promptly notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall deliver electronically or mail or cause to be mailed, first-class, postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, which were carried by such other Note.

Section 2.13 CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be given to Holders pursuant to Section 3.03 hereof (or such shorter time as agreed to by the Trustee) but not more than 60 days before the date of redemption (the “Redemption Date”), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price. This notice may be revoked prior to the date notice is given to the Holders.

Section 3.02 Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange and the Depositary, or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate and otherwise in accordance with the applicable procedures of DTC, in each case in integral multiples of $1,000 provided that no Notes of less than $2,000 shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 15, nor, except as set forth in Section 3.07(f) hereof, more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall deliver electronically or mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 15 days, but, except as set forth in Section 3.07(f) hereof, not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and

(i) if in connection with a redemption pursuant to Section 3.07 hereof, any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be given to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange (and the Trustee has been informed of such listing in writing), and the rules of such exchange so require, the Issuer shall notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date, unless such redemption is conditioned on the happening of a future event, at the redemption price. The notice, if given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent an amount of money, in immediately available funds, sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note shall be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to October 9, 2018, the Issuer may on one or more occasions redeem all or a part of the Notes upon notice in accordance with Sections 3.02 and 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium (as calculated by the Issuer reasonably and in good faith) as of, plus accrued and unpaid interest, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) On and after October 9, 2018, the Issuer may redeem the Notes, in whole or in part, upon notice in accordance with Sections 3.02 and 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 9 of each of the years indicated below:

Year	Percentage
2018	107.125%
2019	104.750%
2020	102.375%
2021 and thereafter	100.000%

(c) Until October 9, 2018, the Issuer may, at its option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 109.500% of the aggregate principal amount thereof with an amount not to exceed the net cash proceeds received by it from one or more Equity Offerings to the extent such amount is received by or contributed to the Issuer, plus accrued and unpaid interest, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that (i) at least 50.0% of the sum of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or any of its Affiliates); and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) At any time and from time to time prior to October 9, 2018, the Issuer may redeem up to 10% of the aggregate principal amount of the Notes (including Additional Notes, if any) that have been issued under this Indenture during each twelve-month period commencing with the Issue Date at a redemption price of 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable Redemption Date.

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes (including any Change of Control Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

(f) Notice of any redemption pursuant to this Article 3, whether in connection with an Equity Offering, a financing, any other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, financing or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through Section 3.06 hereof.

(h) At any time, the Issuer may on one or more occasions redeem all or a part of any Notes held by BMO Capital Markets Corp., Rabo Securities USA, Inc. or their respective Affiliates (other than asset management affiliates purchasing Notes in the ordinary course of their business as part of a regular distribution of the Notes and other than any Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) (the “Initial Bridge Holders”) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable Redemption Date. Notwithstanding anything in this Indenture to the contrary, (a) in connection with any redemption pursuant to this Section 3.07(h), the Issuer shall give notice to the Trustee and to the applicable Initial Bridge Holders in accordance with Section 12.02 hereof (which notice shall include, if applicable, any condition to such redemption), but the Issuer shall not be required to comply with Sections 3.01, 3.02 and 3.03 hereof, and the reference in Section 3.04 hereof to a notice of redemption given in accordance with Section 3.03 shall be deemed to refer to such notice given in accordance with Section 12.02, and (b) any redemption pursuant to this Section 3.07(h) shall be made on a pro rata basis among the Initial Bridge Holders but shall not be required to be made on a pro rata basis among all Holders.

(i) The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

Section 3.08 Mandatory Redemption; Open Market Purchases. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuer and its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as the acquisition does not violate the terms of this Indenture, upon such terms and such prices as the Issuer or its Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and could be for cash or other consideration.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10(c) hereof, the Issuer shall be required to commence an Asset Sale Offer, the Issuer shall follow the procedures specified in this Section 3.09.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be purchased in part in unauthorized demoniations), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or mail or cause to be mailed, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required, holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and integral multiples of $1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than the close of business two Business Days before the Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in an amount not less than $2,000 and integral multiples of $1,000 in excess thereof are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 11:00 a.m. (New York City time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be purchased.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03 Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC from and after the Issue Date,

(i) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports on Form 10-Q, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form; and

(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, securities analysts and prospective investors, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clause (a) of this Section 4.03 shall include a presentation of selected financial metrics (in the Company’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(c) The Company shall be permitted to satisfy its obligations in this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to any parent entity of the Company; provided, however, that the same is accompanied by selected financial metrics (in the Company’s sole discretion) that show the differences between the information relating to such parent, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand.

(d) Notwithstanding anything herein to the contrary, the Company shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(c) until 30 days after the date such report hereunder is due.

(e) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Company will be deemed to have satisfied its delivery obligations with respect to its delay in delivery at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.04 Compliance Certificate.

(a) The Company and the Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date (or 30 days after such later date as specified in Section 4.03(a)(i)), a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company, the Issuer and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company, the Issuer and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company, the Issuer and the Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Company and the Issuer are taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company and the Issuer shall promptly (which shall be no more than five Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Company and the Issuer proposes to take with respect thereto.

Section 4.05 Taxes. The Company shall pay or discharge, and shall cause each of the Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company;

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; or

(C) dividends or distributions on the PIPE Securities payable in additional shares of the PIPE Securities or through an increase in the liquidation preference of any PIPE Securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vi), (vii) and (viii) of Section 4.09(b) hereof; or

(B) the purchase, repurchase or other acquisition or redemption, defeasance or retirement for value of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or redemption, defeasance or retirement for value; or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after October 9, 2015 (including Restricted Payments permitted by Section 4.07(b)(i) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after October 9, 2015 occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(2) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company or the Issuer since immediately after October 9, 2015 from the issue or sale of:

(i) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants of the Company or any of the Company’s Subsidiaries after October 9, 2015 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof; and

(y) Designated Preferred Stock;

(ii) Indebtedness of the Company or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Company; or

(iii) the PIPE Securities;

provided that this clause (2) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(3) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following October 9, 2015 (other than by a Restricted Subsidiary and other than any Excluded Contributions; plus

(4) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries (other than by the Company or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or the Restricted Subsidiaries, in each case after October 9, 2015; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after October 9, 2015; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary, or the transfer or conveyance of the assets of an Unrestricted Subsidiary, into the Company or a Restricted Subsidiary, in each case after October 9, 2015, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

(b) Section 4.07(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii)(a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests the Company to the extent contributed to the Company

(in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 4.07(b)(xi) hereof, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the prepayment, redemption, defeasance, repurchase, exchange or other acquisition or retirement of (1) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of a substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or (2) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of a substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor that, in each case, is incurred in compliance with Section 4.09 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium to be paid (including reasonable tender premiums), defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date or final mandatory redemption date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so redeemed, defeased, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the maturity date of the Notes); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so redeemed, defeased, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes); and

(iv) a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) the Company held by any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company in connection with such repurchase, retirement or other acquisition) including any Equity Interest rolled over or purchased by management, directors or employees of the Company in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5.0 million in any fiscal year following the Issue Date (with unused amounts in any fiscal year being carried over to the next two succeeding fiscal years); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(C) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided further that (i) cancellation of Indebtedness owing to the Company or any of the Restricted Subsidiaries from any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of the Company or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Company and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii) shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent that such dividends are included in the definition of “Fixed Charges”;

(vi) payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other convertible, exchangeable or exercisable instruments if such Equity Interests represent a portion of the exercise price of such instruments or required withholding or similar taxes;

(vii) Restricted Payments in an amount equal to the amount of Excluded Contributions previously received;

(viii) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (viii) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents) not to exceed the greater of (x) $20.0 million or (y) 1.25% of Consolidated Total Assets at the time made;

(ix) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described in Sections 3.09, 4.10 and 4.14 or with any remaining Excess Proceeds following an Asset Sale Offer; provided that all Notes (and other Additional Parity Debt, as applicable) tendered in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have first been repurchased, redeemed or acquired for value;

(x) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of the Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares; and

(xi) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; provided that the amount of dividends paid pursuant to this clause (xi) shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00.

For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xi) above, or is permitted pursuant to 4.07(a), the Company shall be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(c) The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) or Section 4.07(b) hereof or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of the Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries that is not the Issuer or a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Company, the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Company, the Issuer or any Restricted Subsidiary that is a Guarantor;

(ii) make loans or advances to the Company, the Issuer or any Restricted Subsidiary that is a Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Company, the Issuer or any of the Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions pursuant to the ABL Facility and the related documentation and Hedging Obligations and Bank Products and other contractual encumbrances or restrictions in effect on the Issue Date;

(ii) this Indenture, the Notes and the guarantees thereof and the Collateral Documents;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of the Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of the Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Indebtedness and Liens otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof;

(viii) restrictions on cash or other deposits or net worth imposed by (i) customers, lenders or suppliers or (ii) other third parties under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(ix) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;

(x) customary provisions contained in contracts, leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xii) any encumbrance or restriction with respect to a Restricted Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xiii) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof; provided that, in the judgment of the Company, such incurrence will not materially impair the Issuer’s ability to make payments under the Notes when due;

(xiv) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(xv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(xvi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xvii) restrictions arising in connection with cash or other deposits permitted pursuant to Section 4.12 hereof; and

(xviii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvii) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not the Issuer or a Guarantor to issue Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and any Restricted Subsidiary that is not the Issuer or a Guarantor may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and the Restricted Subsidiaries for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this Section 4.09(a) (plus any Refinancing Indebtedness in respect thereof) by Restricted Subsidiaries that are not the Issuer or Guarantors shall not exceed 4.0% of Consolidated Total Assets (in each case, determined on the date of such incurrence).

(b) Section 4.09(a) hereof shall not apply to:

(i) the incurrence of Indebtedness pursuant to Credit Facilities by the Company or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof); provided that the aggregate principal amount of such Indebtedness outstanding pursuant to this Section 4.09(b)(i) without duplication, does not exceed an amount equal to the greater of (A) $350.0 million and (B) the Borrowing Base at the time such debt is incurred;

(ii) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof but excluding any Additional Notes);

(iii) Indebtedness of the Company and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.09(b) outstanding on the Issue Date);

(iv) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, restoration, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness incurred to refinance any other Indebtedness incurred under this clause (iv), not to exceed the greater of (a) $35.0 million and (b) 2.25% of Consolidated Total Assets at any time outstanding;

(v) Indebtedness incurred by the Company or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, warehouse receipts, guarantees, statutory, export or import indemnities, customs, revenue bonds or similar instruments issued or created, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(vi) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor is subordinated in right of payment to the Guarantee of the Notes by the Company (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Guarantee of the Notes by the Company unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vi);

(vii) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if the Issuer or a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor, such Indebtedness is subordinated in right of payment to the Notes or the Guarantee of the Notes, as applicable (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor shall not be deemed to be expressly subordinated in right of payment to the Notes or the Guarantee of the Notes, as applicable, unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of the Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and Permitted Bank Product Obligations;

(x) the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) hereof and clauses (ii) and (iii) of this Section 4.09(b), this clause (x) and clauses (xi) and (xvi) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness or Disqualified Stock of the Company;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Subsidiary Guarantor; or

(3) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (A) of this clause (x) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or ABL Debt.

(xi)(A) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of (A) and (B), after giving effect to such acquisition, merger, amalgamation or consolidation either

(1) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(2) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(xii) Indebtedness of the Company or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities permitted under this Section 4.09, in a principal amount not in excess of the stated amount of such letter of credit;

(xiii) (A) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(xiv) (A) Indebtedness consisting of Indebtedness issued by the Company or any of the Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries), in each case to finance the purchase or redemption of Equity Interests of the Company to the extent described in clause (iv) of Section 4.07(b) hereof or (B) Indebtedness representing deferred compensation to employees of the Company or any of the Restricted Subsidiaries incurred in the ordinary course of business;

(xv) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xv), does not at any one time outstanding exceed the greater of (A) $30.0 million and (B) 2.25% of Consolidated Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xv) shall cease to be deemed incurred or outstanding for purposes of this clause (xv) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xv);

(xvi) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock, sales of Equity Interests to the Company or any of its Subsidiaries or Excluded Contributions) as determined in accordance with Sections 4.07(a)(C)(2) and 4.07(a)(C)(3) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b) and (c) of the definition thereof);

(xvii) Indebtedness arising from agreements of the Company or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(xviii) obligations in respect of self-insurance and performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(xix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within ten Business Days of its incurrence;

(xx) Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xxi) Indebtedness of the Company and any Restricted Subsidiary of the Company to the extent the proceeds of such Indebtedness are deposited and used to defease or satisfy and discharge the Notes pursuant to Article 8 or Article 11 hereof;

(xxii) Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Company or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million;

(xxiii) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to the Company or any Restricted Subsidiary;

(xxiv) endorsement of instruments or other payment items by the Company or any Restricted Subsidiary for deposit;

(xxv) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial terms;

(xxvii) the incurrence of Indebtedness of Restricted Subsidiaries of the Company that are not Guarantors in an amount outstanding under this clause (xxvii) not to exceed together with any other Indebtedness incurred under this clause (xxvii) the greater of (A) $10.0 million and (B) 1.0% of Consolidated Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness deemed incurred pursuant to this clause (xxvii) shall cease to be deemed incurred or outstanding for purposes of this clause (xxvii) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Company or such Restricted Subsidiaries could have incurred such Indebtedness under Section 4.09(a) hereof without reliance on this clause (xxvii);

(xxviii) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Dutch Subsidiary and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code; and

(xxix) any joint and several liability arising as a result of (or the establishment of) a Dutch fiscal unity (Nederlandse fiscale eenheid) between a Guarantor organized under the laws of the Netherlands and one or more of its subsidiaries or its equivalent in any other relevant jurisdiction.

For purposes of determining compliance with this Section 4.09, (1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxix) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) as one or more types of Indebtedness described in the above clauses or under Section 4.09(a) hereof; provided that all Indebtedness outstanding under the ABL Facility on the Issue Date shall be treated as incurred on the Issue Date under clause (i) of Section 4.09(b) hereof and (2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described under Sections 4.09(a) and 4.09(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, shall not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09 or Section 4.12 hereof. Any Refinancing Indebtedness and any Indebtedness permitted to be incurred under this Indenture to refinance Indebtedness incurred pursuant to clauses (i) and (xv) of Section 4.09(b) hereof shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (A) the principal amount of such Indebtedness being refinanced plus (B) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Company shall not, and shall not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

Unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured. Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

Section 4.10 Asset Sales.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to consummate an Asset Sale, unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (such fair market value to be determined by the Company at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor, on a per transaction basis, received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the following amounts shall be deemed to be Cash Equivalents for the purposes of this provision:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Company and all of the Restricted Subsidiaries have been validly released by all applicable creditors or indemnified in writing;

(B) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents (to the extent of Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C) any Designated Non-cash Consideration received by the Company or any of the Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $25.0 million or (ii) 2.00% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value in each case being measured at the time received and without giving effect to subsequent changes in value; and

(D) any stock or assets of the kind referred to in clauses (A) or (C) of Section 4.10(b)(ii) hereof; and

(iii) if such Asset Sale involves the disposition of Collateral, the Issuer or such Guarantor has complied with the provisions of this Indenture and the Collateral Documents.

(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(i) to reduce or offer to reduce Indebtedness as follows:

(A) if the assets subject to such Asset Sale constitute Collateral, to permanently repay any ABL Debt or to reduce (or offer to reduce, as applicable) Obligations under the Notes and any Additional Parity Debt on a pro rata basis, provided that all reductions of or offers to reduce Obligations under the Notes shall be made as provided under Section 3.07 hereof, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest, if any) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) hereof) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased;

(B) if the assets subject to such Asset Sale do not constitute Collateral, to reduce Obligations under Senior Indebtedness that is secured by a Lien which Lien is permitted by this Indenture; or

(C) if the assets subject to such Asset Sale do not constitute Collateral to permanently reduce (or offer to reduce) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Notes and any Additional Parity Debt on a pro rata basis, provided that all reductions of or offers to reduce Obligations under the Notes shall be made as provided under Section 3.07 hereof, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest, if any) or by making an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) hereof) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased; or

(D) if the assets subject to such Asset Sale are the property or assets of a Restricted Subsidiary that is not the Issuer or a Guarantor, to permanently reduce Indebtedness of (i) such Restricted Subsidiary that is not the Issuer or a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary or (ii) the Issuer or a Guarantor; or

(ii) to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets in the case of each of (A), (B) and (C) that are used or useful in a Similar Business; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents (except to the extent the Lien thereon is released in accordance with the terms of the Collateral Documents); or

(iii) to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets, in the case of each of (a), (b) and (c) that replace the businesses, properties and/or assets that are subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents (except to the extent the Lien thereon is released in accordance with the terms of the Collateral Documents);

provided that, in the case of clauses (ii) and (iii) above, a binding commitment entered into not later than such 365th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 365-day period so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later canceled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or any of its Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or pursuant to applicable depositary procedures) based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuer may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

The provisions of Section 3.09 hereof and this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11 Transactions With Affiliates.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted in good faith by a majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 4.11(a).

(b) Section 4.11(a) hereof shall not apply to the following:

(i) transactions between or among the Company or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(ii) Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments”;

(iii) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable fees, expenses and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current, former or future employees, directors, officers, managers, distributors or consultants of the Company or any of the Restricted Subsidiaries;

(iv) transactions in which the Company or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(v) the Transactions and the payment of all fees and expenses related to the Transactions, including the Transaction Expenses;

(vi) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vii) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Company to any director, officer, employee or consultant;

(viii) payments on Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Company in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with such employees, directors, officers, managers or consultants which, in each case, are approved by the Company in good faith;

(ix) the pledge of Equity Interests of any Unrestricted Subsidiary;

(x) payments to or from and transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(xi) any contributions to the common equity capital of the Company;

(xii) transactions permitted by, and complying with, the provisions of Section 5.01 hereof;

(xiii) transactions between the Company or any of the Restricted Subsidiaries and any Person, the sole affiliation to the Company or any of the Restricted Subsidiaries of which is that a director of such Person is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on any matter involving such other Person

(xiv) intellectual property licenses in the ordinary course of business; and

(xv) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date); and

(xvi) any issuance of Capital Stock, any redemption or other payment in respect of the PIPE Securities or such Capital Stock, or any payment of registration or other expenses to or on behalf of any investor in the PIPE Securities or such Capital Stock, in each case pursuant to the terms of the PIPE Securities or such other agreements and documents entered into in connection therewith.

Section 4.12 Liens. The Company shall not, and shall not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of the Company, the Issuer or any Subsidiary Guarantor (any such Lien, the “Initial Lien”), on any asset or property of the Company, the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom except, in the case of any asset or property that does not constitute Collateral (including assets or property that previously constituted Collateral that have been released from the Liens securing the Notes and the Guarantees), any Initial Lien on such assets or property shall be permitted notwithstanding it is not a Permitted Lien if, subject to the Agreed Security Principles and the Excluded Collateral Actions, the Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by an Initial Lien on such assets or property.

Any Lien created for the benefit of the Notes Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Section 4.13 Corporate Existence. Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership, limited liability company or other existence of each of the Restricted Subsidiaries (for the avoidance of doubt the Issuer may convert into a limited liability company; provided that there is a corporate co-issuer entity), in accordance with the respective organizational documents (as the same may be amended from time to time); provided that the Company shall not be required to preserve the corporate, partnership, limited liability company or other existence of the Restricted Subsidiaries (other than the Issuer), if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase upon Change of Control. If a Change of Control occurs, unless the Issuer has previously or concurrently mailed or otherwise delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(a) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(b) the purchase price and the purchase date, which shall be no earlier than 15 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(c) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(d) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(e) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(g) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(h) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(i) the other instructions, as determined by the Issuer, consistent with this Section 4.14 that a Holder must follow.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given or delivered, whether or not the Holder receives such notice. If (a) the notice is given or delivered in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Issuer shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described in Section 3.07 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

The provisions of this Section 4.14, and the definition of “Change of Control,” may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date.

Section 4.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Company shall not permit any of the Restricted Subsidiaries (other than the Issuer or a Guarantor) to guarantee the payment of any Domestic Priority Debt of the Issuer or any Subsidiary Guarantor unless it (i) causes (in the case of any Restricted Subsidiary that is not a Foreign Subsidiary or a Canadian CFC) and (ii) uses commercially reasonable efforts to cause (in the case of any Restricted Subsidiary that is a Foreign Subsidiary or a Canadian CFC):

(a) such Restricted Subsidiary within 30 days to execute and deliver a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(b) such Restricted Subsidiary to waive and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in Section 4.15(a) hereof.

The Company shall use its commercially reasonable efforts to cause any Restricted Subsidiary organized under the laws of The Netherlands that guarantees Indebtedness under the ABL Facility to guarantee the Notes within 90 days after the Issue Date or as soon as reasonably practicable thereafter (in the good faith determination of the Company).

Notwithstanding the foregoing, the Company shall not be obligated to cause any Foreign Subsidiary or Canadian CFC to Guarantee the Notes to the extent and for so long as the incurrence of such Guarantee could reasonably be expected to give rise to or result in: (1) any violation of applicable law or regulation; (2) any liability for the officers, directors or shareholders of such Restricted Subsidiary; (3) any cost, expense, liability or obligation (including with respect to any non-U.S. taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or undertaken in connection with, such Guarantee, which in any case cannot be avoided through measures reasonably available to the Company or a Restricted Subsidiary; or (4) an inconsistency with the Intercreditor Agreement, the Agreed Security Principles and the Excluded Collateral Actions.

Any Restricted Subsidiary that is not obligated to provide a Guarantee due to the exceptions set forth in the previous paragraph shall not be permitted to guarantee the payment of any Indebtedness of the Company, the Issuer or a Restricted Subsidiary that is not a Foreign Subsidiary or a Canadian CFC unless such Indebtedness is Domestic Priority Debt.

Each additional Guarantee may include such guarantee limitation provisions (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate benefit or purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other provisions reasonably required to comply with applicable laws of its jurisdiction of organization in the supplemental indenture to this Indenture providing for its Guarantee or such other document that may evidence such Guarantee.

In the event a Restricted Subsidiary is required to and is able to provide a Guarantee in accordance with this Section 4.15, concurrently with the execution and delivery of the supplemental indenture to this Indenture providing for such Guarantee or as soon as reasonably practicable thereafter, such Restricted Subsidiary will, subject to the Intercreditor Agreement, the Agreed Security Principles and the Excluded Collateral Actions, execute and deliver a joinder agreement to the Collateral Documents or other agreements or instruments providing for a pledge of its assets (other than Excluded Assets) as Collateral for the Notes substantially consistent with the security documents relating to the applicable Domestic Priority Debt securing such assets. For the avoidance of doubt, such joinder, agreements or instruments may include such additional provisions that are reasonably required to comply with applicable laws of such Restricted Subsidiary’s jurisdiction of organization relating to the junior priority nature of the Lien, the nature of the indebtedness being secured, the limited discretion that may be exercised by a notes collateral agent and other customary or required differences or exceptions to reflect the differences between a senior priority security interest and a junior priority security interest.

Section 4.16 Delivery and Filings of Collateral. The Issuer and the Guarantors will use their commercially reasonable efforts to complete on the Issue Date all filings and other similar actions required by the Collateral Documents in connection with the perfection of security interests in the Collateral of the Issuer and the Guarantors as of the Issue Date (other than as provided in the next sentence). If they are not able to complete such actions (other than the filing of UCC and PPSA financing statements or equivalent filings in the Province of Quebec, which shall be completed on the Issue Date) on the Issue Date, they will use their commercially reasonable efforts to complete such actions (i) with respect to any fee owned real property that is, or is intended to constitute, Collateral, within 120 days after the Issue Date or as soon thereafter as reasonably practicable (in the good faith determination of the Company) and (ii) with respect to all other Collateral, within 90 days after the Issue Date or as soon thereafter as reasonably practicable (in the good faith determination of the Company), subject to the Agreed Security Principles and the Excluded Collateral Actions in the case of any assets owned by any Foreign Subsidiary that will be a Guarantor. For the avoidance of doubt, the Issuer and the Guarantors shall not be required to enter into control agreements (or similar perfection arrangements) with respect to any bank, deposit, securities or commodity or similar account in any jurisdiction until after the discharge in full of all Domestic Priority Debt secured by such account.

Section 4.01 Further Assurances. Subject to the limitations set forth in this Indenture (including, for the avoidance of doubt, the Agreed Security Principles), the Intercreditor Agreement and the Collateral Documents, at any time and from time to time, at the expense of the Issuer and each Guarantor, the Issuer or such Guarantor will execute any and all further documents, financing statements (including amendments thereto and continuations thereof), agreements and instruments, and take all such further actions (including the filing and recording of all financing statements (including amendments thereto and continuations thereof) and other documents and the payment of any fees and taxes required in connection with the execution and delivery of this Indenture), which may be required under any applicable law, or which the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created.

Section 4.02 [Reserved].

Section 4.03 Certain Suspended Covenants.

(a) During any period of time that (i) the Notes have an Investment Grade Rating and (ii) no Default or Event of Default has occurred and is continuing, neither the Company nor any of the Restricted Subsidiaries shall be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 or 5.01(a)(iv) hereof (collectively, the “Suspended Covenants”).

(b) During any period that the foregoing covenants have been suspended, the Company’s board of directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

(c) Notwithstanding the foregoing, if one of the ratings assigned by the ratings agencies should subsequently decline to below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Indebtedness) and Disqualified Stock or Preferred Stock issued during the Suspension Period shall be deemed to have been incurred or issued in reliance on Section 4.09(b)(iii) hereof. Calculations under the reinstated Section 4.07 covenant will be made as if such covenant had been in effect prior to, but not during, the period that such covenant was suspended as set forth above; provided, for the sake of clarity, that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended and no Subsidiaries may be designated as an Unrestricted Subsidiary during the Suspension Period. For purposes of determining compliance with the covenant described in Section 4.10 hereof, the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date.

(d) The Company and the Restricted Subsidiaries shall be permitted, without causing a Default or Event of Default, to honor any contractual commitments to take actions following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

(e) The Company shall provide an Officer’s Certificate to the Trustee indicating the commencement of any Suspension Period or the Reversion Date. The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and the Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the holders of the commencement of the Suspension Period or the Reversion Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither the Company nor the Issuer may consolidate, amalgamate or merge with or into or wind up into (whether or not the Company or the Issuer, as applicable, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Company or the Issuer, as the case may be, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company or the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the Issuer, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or, in the case of the Company, the laws of Canada or any province thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company, if other than the Company or the Issuer, expressly assumes all the obligations of the Company or the Issuer, as the case may be, under this Indenture, the Notes and the Collateral Documents pursuant to supplemental indenture or other documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Company (or, if applicable, the Successor Company) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B) the Fixed Charge Coverage Ratio for the Company (or, if applicable, the Successor Company) and the Restricted Subsidiaries would be equal to or greater than such Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(c)(i)(B) shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the Collateral Documents; and

(vi) the Company (or, if applicable, the Successor Company) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with this Indenture.

The Successor Company shall succeed to, and be substituted for the Company or the Issuer, as the case may be, under this Indenture, the Collateral Documents, the Guarantees and the Notes, as applicable.

(b) Notwithstanding clauses (iii) and (iv) of Section 5.01(a) hereof,

(i) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary;

(ii) any Subsidiary Guarantor may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company, the Issuer or a Subsidiary Guarantor (or to a Restricted Subsidiary that is not a Subsidiary Guarantor if that Restricted Subsidiary becomes a Subsidiary Guarantor); and

(iii) (x) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in Canada or any province or territory thereof or in the United States, any state thereof, the District of Columbia or any territory thereof and (y) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof, in the case of each of clauses (x) and (y), so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 10.06 hereof, no Subsidiary Guarantor shall, and the Company shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indenture or other documents or instruments;

(C) immediately after such transaction, no Default exists; and

(D) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with this Indenture; or

(ii) with respect to the Subsidiary Guarantors, the transaction is made in compliance with Section 4.10(a) hereof.

(d) Subject to Section 10.06 hereof, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee. The foregoing clauses do not apply to the Transactions or any related transaction occurring on or prior to the Issue Date. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and is not materially adverse to the interests of the Holders, in each case without regard to the requirements set forth in the preceding paragraph.

Section 5.02 Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which such Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to such Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person and not to such Issuer or such Guarantor, as applicable), and may exercise every right and power of such Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or a Guarantor, as applicable, herein; provided that a predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of such Company’s assets that meets the requirements of Section 5.1 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. An “Event of Default,” wherever used herein, means any one of the following events:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(b) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(c) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (a) or (b) above) contained in this Indenture or the Notes;

(d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more outstanding;

(e) failure by the Company, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance policies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) the Company, the Issuer or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences any Insolvency or Liquidation Proceeding or other proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of any Insolvency or Liquidation Proceeding or other bankruptcy proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Issuer or any Significant Subsidiary (in each case determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 4.03) in any Insolvency or Liquidation Proceeding or other proceeding in which the Company, the Issuer or any such Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, the Issuer or any Significant Subsidiary (in each case determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 4.03), or for all or substantially all of the property of the Company, the Issuer or any such Significant Subsidiary; or

(iii) orders the liquidation of the Company, the Issuer or any Significant Subsidiary (in each case determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 4.03);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) the Guarantee of the Company or any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is the Company or a Significant Subsidiary, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(i) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million, and subject to the Agreed Security Principles and the Excluded Collateral Actions, (i) any default or breach by the Issuer or any Guarantor in the performance of its obligations under the Collateral Documents or the Indenture the result of which default or breach is that any of the Collateral Documents ceases to be in full force and effect, or (ii) any of the Collateral Documents ceases to give the Notes Collateral Agent, on behalf of the Trustee and the Holders of the Notes fully perfected (or, with respect to any Guarantor that is not organized under the laws of the United States, any state thereof or the District of Columbia, the equivalent under applicable law) Liens having the priority required by the Note

Documents in such Collateral purported to be created thereby, except, in the case of this clause (ii), to the extent that any such loss of perfection or priority results solely from (x) a release of Collateral permitted by the Indenture, (y) the failure of the Notes Collateral Agent (or its agent, designee or bailee, including the ABL Collateral Agent) to maintain possession of any stock certificates, promissory notes or other instruments actually delivered to it representing Collateral pledged under the Collateral Documents or (z) the failure of the Issuer or any Guarantor to file initial UCC or PPSA financing statements, or (iii) any of the Collateral Documents is declared null and void by the Issuer, or any Guarantor or by a final and nonappealable judgment of a court of competent jurisdiction or (iv) the Issuer or any Guarantor denies in writing that it has any further liability under any Collateral Document or gives written notice to such effect (in each case, other than in accordance with the terms of the Indenture or the Collateral Documents); provided that if a failure of the sort described in this clause (i) is susceptible of cure (without any loss of priority), no Event of Default shall arise under this clause (i) with respect thereto until 60 days after notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes issued under this Indenture.

Section 6.02 Acceleration. If any Event of Default (other than of a type specified in clause (f) or (g) of Section 6.01 hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 6.01 hereof, all outstanding Notes shall become due and payable immediately without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture or the Collateral Documents (except an existing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction).

In the event of any Event of Default specified in clause (d) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(c) the default that is the basis for such Event of Default has been cured.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action. Any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified herein.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Note Documents.

Section 6.04 Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all the Holders waive any existing Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority. Subject to the terms of the Intercreditor Agreement and the Collateral Documents, Holders of a majority in principal amount of the then total outstanding Notes (excluding any Notes directly or indirectly held by the Issuer or its Affiliates) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, and the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee, however, may refuse to follow any direction that conflicts with law or Note Documents or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability, and may take any other action that is not inconsistent with any such direction received from Holders of the Notes.

Section 6.06 Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to Note Documents, the Notes or the Collateral Documents unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(c) the Holders have offered the Trustee security or indemnity against any loss, liability or expense reasonably satisfactory to the Trustee;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Indenture Obligations and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims or pursuant to the Collateral Documents and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities. Subject to the terms of the Intercreditor Agreement and the Collateral Documents, if the Trustee or any Agent collects any money or property pursuant to this Article 6 or receives any money from the Notes Collateral Agent as the distribution of proceeds received upon realization of any Collateral, it shall pay out the money or property in the following order:

(a) to the Trustee, such Agent, the Notes Collateral Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, such Agent or the Notes Collateral Agent and the costs and expenses of collection;

(b) to Holders for amounts due and unpaid on the Indenture Obligations for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Indenture Obligations for principal, premium, if any, and interest, respectively; and

(c) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable; provided that all sums due and owing the Notes Secured Parties have been paid in full as required by this Indenture and the other Note Documents.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or the Collateral Documents or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Collateral Documents, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and Collateral Documents and no others, and no implied covenants or obligations shall be read into this Indenture or Collateral Documents against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture or Collateral Documents. However, in the case of any such certificates or opinions which by any provision hereof or Collateral Documents are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the form requirements of this Indenture or Collateral Documents (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture or Collateral Documents at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall have no duty to inquire as to, ascertain compliance with, or make any calculations relating to the performance of the Company or the Issuer with respect to the covenants contained in Article 4 or Article 5 hereof, or otherwise to monitor or verify compliance by the Company, the Issuer or any Guarantor with any other obligation or covenant under this Indenture. Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Notes Collateral Agent, as the case may be, has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including when acting in the capacity of Notes Collateral Agent, and each agent, custodian and other Person employed to act hereunder.

(j) Delivery of reports, information and documents (including without limitation reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(k) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as such term is used in the Trust Indenture Act it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Documents or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults. If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after receipt by a Responsible Officer of notice of the occurrence of the Event of Default. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture, the Note Documents and the Collateral Documents against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or Section 6.01(g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then-outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof or Trust Indenture Act Section 310;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes, at the expense of the Issuer, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall give notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee. A successor Trustee shall also act as a successor Notes Collateral Agent.

Section 7.09 Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11 Preferential Collection of Claims Against Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees, the Collateral released and all Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.19 hereof, clauses (iii) and (iv) of Section 5.01(a), Section 5.01(c) and 5.01(d) and Article 13 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(c) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(d), 6.01(e), 6.01(f) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(g) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(h) and 6.01(i) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Trustee at or prior to the time of such Legal Defeasance or Covenant Defeasance, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date, provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit at the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Such deposit must be delivered prior to 11:00 a.m. prevailing Eastern Time, otherwise such deposit shall be deemed to be delivered on the following Business Day. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. To the extent such Applicable Premium Deficit is not paid the Legal Defeasance or Covenant Defeasance, as the case may be, will be deemed never to have occurred;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default (other than that resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the ABL Facility, or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and, in each case, the granting of Liens in connection therewith);

(f) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Company or any of the Restricted Subsidiaries between the date of deposit and the 91st day following the deposit and assuming no holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds shall not be subject to the effect of Section 547 of Title 11 of the United States Code or Section 95(1) of the Bankruptcy and Insolvency Act (Canada) (including to the extent such provision is incorporated into the Companies’ Creditors Arrangement Act (Canada));

(g) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(h) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the other Note Documents and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes or the other Note Documents, the Collateral Documents and any Guarantee without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with Section 5.01 hereof;

(d) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent hereunder pursuant to the requirements hereof;

(h) to add a Guarantor under this Indenture or Collateral under the Collateral Documents or to release a Guarantor in accordance with the terms hereof;

(i) to release any Collateral as permitted under this Indenture or the Collateral Documents;

(j) to add any Additional Parity Debt or Junior Lien Debt as permitted under this Indenture and the Collateral Documents;

(k) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Notes Collateral Agent for the benefit of itself, the Trustee, the Holders of the Notes (and the holders of any Additional Parity Debt), as security for the payment and performance of all or any portion of the Obligations of the Issuer and the Guarantors under the Note Documents and any Additional Parity Debt, in any property or assets;

(l) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

(m) to provide for the issuance of Additional Notes in accordance with this Indenture and to secure Additional Notes, if any, in accordance with this Indenture and the Collateral Documents;

(n) to provide for the succession of any parties to the Collateral Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the ABL Facility or any other agreement that is not prohibited by this Indenture;

(o) to provide for the release, addition, completion, confirmation or grant of Collateral or Guarantees permitted or required by this Indenture or the Collateral Documents, including the entering into or execution of additional or supplemental Collateral Documents, supplemental indentures and/or Guarantees; or

(p) to provide for the issuance of the Notes in a manner consistent with the terms of this Indenture.

In addition, without the consent of any Holder, the Trustee and the Notes Collateral Agent will be authorized to amend the Collateral Documents (i) to add additional secured parties holding, and to secure any, Permitted Additional Parity Debt or, in the case of the Intercreditor Agreement, ABL Debt Obligations and Parity or Junior Lien Obligations, permitted by this Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreement and (ii) to enter into intercreditor arrangements with the holders of any such Indebtedness described in clause (i) so long as the terms of such intercreditor arrangements are not materially less favorable, when taken as a whole, to the holders of Notes than the intercreditor provisions contained in the Collateral Documents and the Intercreditor Agreement.

Upon the request of the Issuer and upon receipt by the Trustee and the Notes Collateral Agent, as the case may be, of the documents described in Section 9.06 hereof, the Trustee and the Notes Collateral Agent, as the case may be, shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and the Notes Collateral Agent, as the case may be, shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02 With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuer, the Guarantors, Trustee and the Notes Collateral Agent, as the case may be, may amend or supplement this

Indenture, the Notes, the Guarantees and the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes, and, subject to Section 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Collateral Documents or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), other than Notes beneficially owned by the Issuer or its Affiliates. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, the Trustee and the Notes Collateral Agent, as the case may be, shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent, as the case may be, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall give notice to the Holders affected thereby briefly describing the amendment, supplement or waiver. Any failure of the Issuer to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 3.09, Section 4.10 and Section 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any such Note;

(d) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e) make any such Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on such Notes;

(g) make any change in these amendment and waiver provisions;

(h) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i) make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(j) except as expressly permitted by this Indenture, modify the Guarantees of the Company or any Significant Subsidiary in any manner materially adverse to the Holders of such Notes.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in this Indenture dealing with the Collateral or the Collateral Documents that would release all or substantially all of the Collateral from the Liens of the Collateral Documents (except as permitted by the terms of this Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Collateral Document or the provisions of this Indenture dealing with the Collateral or the Collateral Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect, in each case other than in accordance with the terms of this Indenture and Collateral Documents.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, Etc. The Trustee and the Notes Collateral Agent, as the case may be, shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent, as the case may be, shall be provided with, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required for the Trustee and the Notes Collateral Agent, as the case may be, to execute any a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee. Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against such Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith be-come due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, or similar limitation, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, Canadian or provincial law to the extent applicable to any Guarantee or as otherwise limited by or required under the Agreed Security Principles. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer, or similar limitation, under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or Treasurer, one of its Vice Presidents or one of its Assistant Vice Presidents or other authorized signatory.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture (or a supplemental indenture) no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Company shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04 Subrogation. Subject to Section 10.01, each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Guarantees by Guarantors. Each Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer, the Trustee or any Holder is required for the release of such Guarantor’s Guarantee, upon:

(a) (i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(ii) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under the ABL Facility, or the release or discharge of such other guarantee or obligation that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this clause (ii), and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to Section 4.15);

(iii) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(iv) upon the merger or consolidation of any Subsidiary Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Subsidiary Guarantor following the transfer or all of its assets to the Issuer or another Guarantor; or

(v) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(b) the delivery to the Trustee of an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to such release and discharge have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the

Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. If deposited on the date of redemption, such deposit must be delivered prior to 11:00 a.m. prevailing Eastern Time, otherwise such deposit shall be deemed to be delivered on the following Business Day. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. To the extent such Applicable Premium Deficit is not paid the discharge of the Notes will be deemed never to have occurred;

(ii) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under the ABL Facility or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(iv) the Issuer has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (b) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02 Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by applicable law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 [Reserved].

Section 12.02 Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or electronically delivered, mailed by first-class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

SunOpta Foods Inc.

7301 Ohms Lane

Edina, MN 55439

Fax No.: (952) 939-8106

Attention: General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax No.: (212) 455-2502

Attention: Edward P. Tolley III

If to the Trustee:

U.S. Bank National Association

Global Corporate Trust Services

225 Asylum Street, 23rd Floor

Hartford, CT 06103

Fax No.: 860-241-6881

Attention: Global Corporate Trust Services

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed or sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the final date on which publication is made, if given by publication.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer gives notice or communication to Holders, it shall give a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders with Other Holders. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and/or

(b) An Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 Jurisdiction; Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE

OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.11 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 or Section 10.07 hereof.

Section 12.13 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14 Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

Section 12.15 Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A Patriot Act (the “Patriot Act”), the Trustee and the Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Notes Collateral Agent. The parties to this Indenture agree that they shall provide the Trustee and the Notes Collateral Agent with such information as it they request in order for the Trustee and the Notes Collateral Agent to satisfy the requirements of the Patriot Act.

ARTICLE 13

COLLATERAL DOCUMENTS

Section 13.01 Collateral and Collateral Documents.

(a) The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other Indenture Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes and such other Indenture Obligations, subject to the terms of the Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Notes Collateral Agent, the Trustee and the Holders, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

(b) Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Notes Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee and the Notes Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Without limiting the foregoing, the Notes Collateral Agent shall, at the direction and cost of the Issuer or the Holders of a majority in principal amount of the Notes then outstanding, and subject to its rights hereunder including, without limitation, Section 13.11(c), file a financing or continuation statement or record a document or instrument prepared by the Issuer or the Holders of a majority in principal amount of the Notes then outstanding in any public office specified by such person or persons. In the case of a direction by the Holders, such direction shall be conveyed through the Trustee. The Trustee and the Notes Collateral Agent shall each be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which each accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Notes Collateral Agent in good faith.

(c) The Trustee and the Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on their part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or the Guarantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Without limiting the foregoing, the Notes Collateral Agent shall, at the direction and cost of the Issuer or the Holders of a majority in principal amount of the Notes then outstanding, and subject to its rights hereunder including, without limitation, Section 13.11(c), file a financing or continuation statement or record a document or instrument prepared by the Issuer or the Holders of a majority in principal amount of the Notes then outstanding in any public office specified by such person or persons. In the case of a direction by the Holders, such direction shall be conveyed through the Trustee. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Collateral Documents by the Issuer, the Guarantors or the Notes Collateral Agent.

(d) If in order to perfect the security interest of the Trustee or the Notes Collateral Agent in a deposit account or a securities account the Trustee or the Notes Collateral Agent is requested to enter into any control agreement, neither the Trustee and the Notes Collateral Agent shall not be required to enter into any such agreement that requires the Trustee or the Notes Collateral Agent to indemnify any Person from their own personal assets or that may involve the Notes Collateral Agent or the Trustee in personal liability.

(e) Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Trustee and/or the Notes Collateral Agent, as applicable, to enter into the Collateral Documents, the Intercreditor Agreement and any further intercreditor agreements required and to make the representations and warranties therein contained and to perform its obligations and exercise its rights thereunder in accordance therewith. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Subject to the terms and provisions hereof and the Agreed Security Principles, the Issuer shall deliver to the Notes Collateral Agent copies of all documents pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 13.01 to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The

Company shall, and shall cause the Restricted Subsidiaries of the Company to, use its and their commercially reasonable efforts to take any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Indenture Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Agreed Security Principles), in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties, subject only to Permitted Liens.

(f) The Company and the Restricted Subsidiaries shall be bound by and shall comply with the Agreed Security Principles.

(g) Each Holder of the Notes, by its acceptance of the Notes, (i) consents to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees that it shall be bound by, and shall take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Notes Collateral Agent (as defined in the Intercreditor Agreement) on behalf of each holder of Parity Lien Obligations to enter into the Intercreditor Agreement as Notes Collateral Agent on behalf of such holders of Parity Lien Obligations. The foregoing provisions of this Section 13.01(g) are intended as an inducement to the holders of Parity Lien Obligations to acquire the Notes and such Holders of Notes are intended third party beneficiaries of such provisions and of the Intercreditor Agreement.

Section 13.02 [Reserved].

Section 13.03 Release of Liens on Collateral.

(a) Subject to Section 13.04 hereof, Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, the Intercreditor Agreement or as provided hereby. The Issuer and the Guarantors shall be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officer’s Certificate as provided below) shall release, or instruct the Notes Collateral Agent to release, as applicable, the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i) in whole, (a) upon payment in full and discharge of all obligations under this Indenture, the Guarantees and the Collateral Documents or (b) upon a Legal Defeasance or a Covenant Defeasance of the Notes in accordance with Article 8 hereof.

(ii) in part, to enable the Issuer or any Guarantor to sell, convey, transfer, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 4.10 hereof;

(iii) in part, in the case of a Guarantor that is released from its Guarantee pursuant to this Indenture, on all the property and assets of such Guarantor;

(iv) in part, to the extent property is subject to a lease from a third party that is not the Issuer or a Guarantor, upon termination or expiration of the lease;

(v) pursuant to an amendment or waiver in accordance with Article 9 hereof;

(vi) in part, (A) if the Liens on particular assets securing ABL Debt Obligations then secured by that asset are released or will be released simultaneously therewith (unless such release occurs in connection with the discharge in full of such ABL Debt Obligations, which discharge (1) is not in connection with a foreclosure of, or other exercise of remedies with respect to, the Collateral or (2) is not in connection with a replacement or refinancing of such ABL Debt Obligations, it being understood that in the case of this clause (2) the Notes will be secured on a second priority basis by Collateral that secures the Domestic Priority Debt that is outstanding after giving effect to any such replacement or refinancing, subject to the Agreed Security Principles and the Excluded Collateral Actions) or (B) if such assets do not secure any ABL Debt Obligations because a security interest is no longer granted in such assets to secure the ABL Debt Obligations, due to a waiver by the holders of ABL Debt Obligations or for any other reason (other than in the context described in the parenthetical phrase contained in subclause (A) of this clause (vi));

(vii) in part, with respect to Net Proceeds used for any one or more purposes permitted under Section 4.10 hereof; or

(viii) otherwise in accordance with the Agreed Security Principles and the Excluded Collateral Actions.

(b) Where permitted by the Collateral Documents and this Indenture, each release pursuant to Section 13.03(a) hereof shall be effected by the Notes Collateral Agent and the Trustee without the consent of the Holders.

(c) Upon receipt of an Officer’s Certificate certifying that all conditions precedent under this Indenture and the Collateral Documents, if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee shall, or shall cause the Notes Collateral Agent, to execute, deliver or acknowledge (at the Issuer’s expense) without recourse, representation or warranty, such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreement. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Collateral Document to the contrary, the Trustee and Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate.

(d) (I) Subject to the terms of the Intercreditor Agreement, the junior priority liens on the Collateral securing the Notes shall terminate and be released automatically to the extent the first priority liens on the Collateral are released in connection with the foreclosure of, or other exercise of remedies with respect to, such Collateral by any ABL Collateral Agent (except with respect to any proceeds of such sale, conveyance, transfer or other disposition that remain after satisfaction in full of the ABL Debt Obligations) (notwithstanding the existence of an Event of Default). (II) Except as set forth in Section 13.03(b) and Section 13.03(d)(I), no release of the junior-priority liens on all or substantially all of the Collateral securing the Notes shall be made unless (i) consent to such release has been given by the requisite percentage or number of the holders of the Notes at the time outstanding as provided for in the applicable Note Document and (ii) the Issuer has delivered an Officer’s Certificate to the Notes Collateral Agent certifying that all such consents have been obtained.

(e) For the avoidance of doubt, the Issuer and the Guarantors will not need to comply with Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution of any property to be pledged as Collateral for the Notes.

Section 13.04 Permitted Releases Not to Impair Lien. Any release of Collateral permitted by Section 13.03 hereof shall be deemed not to impair the Liens under Note Documents.

Section 13.05 [Reserved].

Section 13.06 Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Intercreditor Agreement, following an Event of Default the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may direct the Notes Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Indenture Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Notes Secured Parties). Nothing in this Section 13.06 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 13.07 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee and the Notes Collateral Agent are authorized to receive any funds for the benefit of the Notes Secured Parties distributed under the Collateral Documents, and to make further distributions of such funds to the Notes Secured Parties according to the provisions of Note Documents.

Section 13.08 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 13.09 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 13; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent, as the case may be.

Section 13.10 Release upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (a) payment in full of the principal of, together with accrued and unpaid interest on, all of the Notes and all other Indenture Obligations that are due and payable are paid or (b) the Issuer shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in compliance with the provisions of Article 8, or its satisfaction and discharge option, in compliance with the provisions of Article 11 hereof, in each case with respect to all of the Notes, the Trustee shall promptly deliver to the Issuer and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8 and Article 11), and any rights it has under the Collateral Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent’s Lien in the Collateral on behalf of the Notes Secured Parties shall be deemed to be released and the Notes Collateral Agent shall do or cause to be done all acts reasonably necessary at the Issuer’s cost to release such Lien as soon as is reasonably practicable.

Section 13.11 Notes Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreement and each of the Holders, by acceptance of the Notes, hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto. The provisions of this Section 13.11 are solely for the benefit of the

Notes Collateral Agent and none of the Trustee, any of the Holders, the Issuer or any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.03. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreement, the Notes Collateral Agent shall not have any duties or responsibilities hereunder, nor shall the Notes Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Notes Collateral Agent shall not exercise discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Notes Collateral Agent is expressly entitled to take or assert under this Indenture, the Collateral Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article 6, but shall follow the instructions of the Trustee acting at the direction of the Holders of a majority in aggregate principal amount of outstanding Notes. For the avoidance of doubt, notwithstanding anything to the contrary in any Collateral Document, the Notes Collateral Agent shall not be required to exercise any discretion under the Collateral Documents.

Without prejudice to the foregoing paragraph, each of the Notes Secured Parties hereby irrevocably designates and appoints the Notes Collateral Agent as the hypothecary representative (fondé de pouvoir) of the Notes Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) under the laws of the Province of Quebec comprising the Collateral Documents and creating a Lien on property located in such Province and to exercise such powers and duties which are conferred upon the Notes Collateral Agent under any such deed. In this respect, each of the Notes Secured Parties will be entitled to the benefits of any property charged under each Deed of Hypothec and will participate in the proceeds of realization of any such property, the whole in accordance with the terms hereof. The Notes Collateral Agent, in such aforesaid capacity shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Notes Collateral Agent with respect to the property hypothecated under each Deed of Hypothec, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Notes Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Notes Secured Parties. Any person who becomes a Notes Secured Party shall be deemed to have consented to and confirmed the aforesaid appointment and to have ratified, as of the date it becomes a Notes Secured Party, all actions taken by the Notes Collateral Agent in such capacity. The Notes Collateral Agent shall be entitled to delegate from time to time any of its powers or duties under each Deed of Hypothec to any person and on such terms and conditions as the Notes Collateral Agent may determine from time to time. The execution prior to the date hereof by the Notes Collateral Agent of any Deed of hypothec or other security documents made pursuant to the applicable law of the Province of Quebec is hereby ratified and confirmed. Without prejudice to any provisions of this Indenture in respect of its governing law, the provisions of this paragraph shall be also governed by the laws of the Province of Quebec.

(b) None of the Notes Collateral Agent or any of its Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreement or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Guarantor, or any officer or Affiliate of any of the foregoing, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this or any other Indenture, the Collateral Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Collateral Documents or the Intercreditor Agreement, or for any failure of the Issuer, any Guarantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its Affiliates shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Collateral Documents or the Intercreditor Agreement or to inspect the properties, books, or records of the Issuer, any Guarantor or any Guarantor’s Affiliates.

(c) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Guarantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Notes conveyed through the Trustee as it determines and, if it so requests, it shall first be indemnified and/or secured to its satisfaction by the Holders against any and all loss, liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee, acting as directed by the Holders of a majority in aggregate principal amount of the then outstanding Notes (or such larger amount of Holders as required pursuant to Section 9.02) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d) The Notes Collateral Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Issuer, any Guarantor and their Affiliates as though it was not the Notes Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, the Notes Collateral Agent or its Affiliates may receive information regarding the Issuer, any Guarantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Issuer, any such Guarantor or such Affiliate) and acknowledge that the Notes Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the Notes Collateral Agent to advance funds.

(e) By their holding of a Note, each Holder confirms that the Notes Collateral Agent is authorized and directed to (i) enter into the Collateral Documents, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreement.

(f) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent.

(g) The Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, the Trustee shall notify the Notes Collateral Agent thereof, and, promptly upon the Notes Collateral Agent’s written request therefor shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(h) Notwithstanding anything herein, in the Notes, the Collateral Documents or the Intercreditor Agreement, neither of the Trustee nor the Notes Collateral Agent shall have any obligation to assure that the

Collateral exists or is owned by the Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer or any Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent and the Trustee may act in any manner it may deem appropriate (but in accordance with the terms of the Collateral Documents), in its sole discretion given their own interest in the Collateral and that the Notes Collateral Agent and the Trustee shall have no duty or liability whatsoever as to any of the foregoing.

(i) No provision of this Indenture, the Intercreditor Agreement or any Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless the Notes Collateral Agent shall have received indemnity and/or security by the Holders satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(j) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Guarantor under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder or if acting at the direction of the Trustee or a majority in aggregate principal amount of the then outstanding Notes conveyed through the Trustee. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders through the Trustee with respect to the administration of the Notes Documents. Subject to the terms of the Collateral Documents, after the occurrence and during the continuance of an Event of Default, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

(k) The Notes Collateral Agent shall not be required to take fee simple title to any property, unless prior to taking any remedial action upon default (such as foreclosure action), it has the right to perform sufficient due diligence (which may require environmental assessments under applicable law, including Phase I and Phase II Environmental Site Assessments), and it has obtained indemnification satisfactory to the Notes Collateral Agent and its counsel familiar with applicable environmental law. The parties hereto and the Holders hereby agree and acknowledge that neither the Trustee nor the Notes Collateral Agent shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto unless the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence, bad faith or willful misconduct. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Collateral Documents, although the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral, including without limitation the properties under the real property that constitute Collateral, any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, under any applicable environmental law, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended (“CERCLA”), so long as such actions conform to the requirements, and do not exceed the limitations, of such definitions.

(l) In addition to the foregoing, the Company shall defend, indemnify, and hold harmless the Notes Collateral Agent or Trustee from and against any claims, demands, penalties, fines, liabilities, settlements, damages or reasonable costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of the following in respect of their administration of the Collateral: (w) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons or animals; (x) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (y) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (z) any violation of laws, orders, regulations, requirements or demands of government authorities, which are based upon or in any way related to such Hazardous Materials including, reasonable attorney and consultant fees and expenses, reasonable investigation and laboratory fees, court costs, and reasonable litigation expenses (all of the foregoing in this clause (l), collectively the “Indemnified Liabilities”), provided that, in each case, the Company shall have no obligation hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are found to arise from the gross negligence, bad faith or willful misconduct of the Collateral Agent as determined in a final, non-appealable order of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, the foregoing indemnity shall specifically exclude any Indemnified Liabilities relating to Hazardous Materials which are initially placed on, in, or under any Collateral or surrounding areas after the foreclosure, a deed in lieu of foreclosure or other taking of title to such Collateral by the Notes Collateral Agent or its designee or assignee. For purposes of this paragraph, “Hazardous Materials” includes radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5108, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule, or regulation. The provisions of this paragraph shall be in addition to any and all other obligations and liabilities Company may have to the Collateral Agent at common law, and shall survive the termination of this Agreement or the resignation or removal of the Notes Collateral Agent or the Trustee.

(m) The Notes Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is found by a final, non-appealable judgment of a court of competent jurisdiction that the Notes Collateral Agent was grossly negligent or acted in bad faith in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) the Notes Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in reliance on the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(n) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes or similar labor disputes, lock-outs, riots, terrorism, wars and other military disturbances sabotage, loss or malfunction of utilities, computer (hardware or software) epidemics, governmental regulations superimposed after the fact, fire, flood, communication line failures, computer viruses, power failures, acts of civil or military authorities and governmental action, and earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, punitive, special or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(o) The Issuer and the Guarantors, jointly and severally, shall indemnify the Notes Collateral Agent for, and hold the Notes Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including reasonable attorneys’ fees) incurred by it in connection with the acceptance or the performance of its duties hereunder (including the costs and expenses of enforcing any Collateral Document against the Issuer or any of the Guarantors (including this Article 13) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder. The Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer or any Guarantor of their obligations hereunder except to the extent the Issuer or Guarantors have been materially prejudiced thereby. The Issuer and the Guarantors need not pay for any settlement made without their consent which consent shall not be unreasonably withheld. The Issuer and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the result of the Notes Collateral Agent’s own willful misconduct or gross negligence (as determined by a final, non-appealable judgment of a court of competent jurisdiction). The obligations of the Issuer and the Guarantors under this subsection shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Notes Collateral Agent.

Section 13.12 Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Issuer to designate Indebtedness for the purposes of the term “ABL Debt Obligation” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Notes Collateral Agent and the ABL Agent. For all purposes hereof and the Intercreditor Agreement, the Issuer hereby designate the Obligations pursuant to the ABL Facility as “ABL Debt Obligation.”

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Indenture as of the closing date.

SUNOPTA FOODS INC.

By:	/s/ Robert McKeracher
Name:	Robert McKeracher
Title:	Vice President

SUNOPTA INC.

By:	/s/ Robert McKeracher
Name:	Robert McKeracher
Title:	Vice President and Chief Financial Officer

SUNOPTA GRAINS AND FOODS INC.

CITRUSOURCE LLC

SUNOPTA COMPANIES INC.

SUNOPTA GLOBAL ORGANIC INGREDIENTS INC.

SUNOPTA INVESTMENTS LTD.

SUNRISE HOLDINGS (DELAWARE), INC.

SUNRISE GROWERS, INC.

FARM CAPITAL INCORPORATED

PACIFIC RIDGE FARMS, LLC

TRADIN ORGANICS USA LLC

By:	/s/ Robert McKeracher
Name:	Robert McKeracher
Title:	Vice President

[Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Kathy L. Mitchell
Name:	Kathy L. Mitchell
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Kathy L. Mitchell
Name:	Kathy L. Mitchell
Title:	Vice President

[Indenture]

ANNEX A

Agreed Security Principles

The Issuer and the Guarantors will use their commercially reasonable efforts to grant, or take perfection or similar actions that are required under applicable law with respect to, a second priority security interest (subject to Permitted Liens, the Intercreditor Agreement, the Agreed Security Principles and the Excluded Collateral Actions) to the Notes Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes in all assets that secure the ABL Facility or any other future Domestic Priority Debt (other than Excluded Assets). However, if after the use of commercially reasonable efforts, the Issuer or the applicable Guarantor determines in good faith that it cannot grant such security interest to, or cannot accomplish the required or necessary perfection or similar actions under the applicable laws of any jurisdiction outside the United States and Canada for the benefit of, the Notes Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes, without undue burden or expense or because the laws of a particular jurisdiction do not recognize the concept of a “second priority lien,” “junior priority lien,” “second priority security interest” or “junior priority security interest,” the Issuer and the Guarantors shall not be required to grant such security interest and/or accomplish such perfection or similar actions, even if a security interest has been granted to, or such perfection or similar actions have been accomplished for the benefit of, the lenders under the ABL Facility or any holders of other Domestic Priority Debt (such collateral shall be referred to as “Excluded Collateral” and such excepted perfection or similar actions shall be referred to as “Excluded Actions”).

Notwithstanding anything to the contrary in the Notes Documents, the Notes, any Guarantees and any Obligations under this Indenture will not be secured by any assets, and the Issuer and the applicable Guarantors will not be required to accomplish any perfection or similar actions under the applicable laws of any jurisdiction for the benefit of, the Notes Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes, to the extent that holders of Domestic Priority Debt (i) are not granted a Lien on such assets or do not receive a perfected security interest in such assets under the applicable laws of any jurisdiction for any reason, (ii) waive any requirement to grant a Lien on, or accomplish perfection or similar actions under the applicable laws of any jurisdiction for, such assets or (iii) release their Lien on, or perfected security interest in, such assets (or if such Lien is automatically released) (other than in the case of this clause (iii) if such release occurs in connection with the discharge in full of all obligations owing under such Domestic Priority Debt which discharge (A) is not in connection with a foreclosure of, or other exercise of remedies with respect to, such assets or (B) is not in connection with a replacement or refinancing of such Domestic Priority Debt, it being understood that in the case of this clause (B) the Notes will be secured on a junior priority basis by Collateral that secures the Domestic Priority Debt that is outstanding after giving effect to any such replacement or refinancing, subject to the Agreed Security Principles and the Excluded Collateral Actions).

For the avoidance of doubt, the following categories shall be deemed to be Excluded Collateral and/or Excluded Actions:

•	if the cost of providing such guarantee or lien and/or perfecting such security interest on a second or junior priority basis is not proportionate to the benefit accruing to the Holders;

•	if there is material incremental cost or expense involved in creating, granting or perfecting a second or junior priority lien or security interest over the assets of the Issuer or applicable Guarantor in a particular category of assets and/or a particular jurisdiction, only the material assets in that category and/or jurisdiction will be subject to such lien if doing so would result in a savings of such material incremental cost or expense (it being understood that if the whole category of such assets is not material, then no actions shall be required to be taken in respect of such category and/or in such jurisdiction);

•	if providing and/or perfecting such lien on a second or junior priority basis (i) requires consent before such assets may be secured and/or perfected or (ii) where providing and/or perfecting such lien would, without the consent of a third party, give such third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Issuer or the Guarantors in respect of those assets or require any of them to take any action materially adverse to their interests and (subject to certain conditions being met) in respect of either clause (i) or (ii) such consent cannot be obtained after the use of commercially reasonable efforts;

Annex A-1

•	if providing and/or perfecting such lien on a second or junior lien basis would be prohibited by applicable law, general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar matters or providing and/or perfecting security would be outside the applicable pledgor’s capacity or conflict with fiduciary duties of directors or cause material risk of personal or criminal liability after the use of commercially reasonable efforts to overcome such prohibitions (if possible);

•	if in certain jurisdictions it may be either impossible or impractical to create and/or perfect a second or junior priority lien over certain categories of assets or over all assets, such lien will not be granted and/or required to be perfected over such assets in such jurisdictions;

•	if providing and/or perfecting such lien would have a material adverse effect (as reasonably determined in good faith by the Company) on the ability of the Company or any of its Subsidiaries to conduct its operations and business in the ordinary course as otherwise permitted by this Indenture and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this principle;

•	no perfection or similar action will be required in jurisdictions where the Issuer or a Guarantor is not located or organized but perfection or similar action or actions to make enforceable any lien may be required in the jurisdiction of another Subsidiary or where the assets of the Issuer or such Guarantor may also be located and no perfection or similar action will be required in any supra-national registries;

•	in the case of bank or securities accounts not located in the United States or Canada, if providing such lien and/or perfecting liens thereon would require giving notice to the banks with whom such accounts are maintained, such notice will only be provided after the Notes are accelerated (it being understood that whether located in the United States, Canada or elsewhere, control agreements (or similar perfection arrangements) with respect to any Collateral shall only be required to be entered into after the discharge in full of all Domestic Priority Debt secured by such Collateral;

•	in the case of receivables, notification of receivables security to debtors and of liens over goods held by third parties will only be provided after the Notes are accelerated, subject to certain exceptions; and

•	if the Trustee or Notes Collateral Agent, as applicable, is unable to or refuses to execute the guarantee or supplemental indenture or collateral documents or otherwise cooperate in the provision of such guarantee or the granting of such liens and/or the taking of such actions required to perfect a lien in any such assets.

The Agreed Security Principles with respect to the Notes will be interpreted and applied in good faith by the Company.

If the Issuer or a Guarantor is not required to grant a security interest or accomplish perfection or similar actions due to the exceptions set forth in this Annex A, the Issuer or such Guarantor shall not be permitted to grant such security interest and/or accomplish such perfection or similar actions for the benefit of the holders of any Indebtedness of the Company, the Issuer or a Restricted Subsidiary that is not a Foreign Subsidiary or a Canadian CFC unless such Indebtedness is Domestic Priority Debt.

Annex A-2

EXHIBIT A

[Form of Senior Secured Second Lien Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [86765N AA1 / U8675R AA2]

ISIN [US86765NAA19 / USU8675RAA24]

[RULE 144A] [REGULATION S] [GLOBAL] NOTE

representing

9.5% Senior Secured Second Lien Note due 2022

No.

SunOpta Foods Inc., a Delaware corporation (the “Issuer”), promises to                  pay to or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Senior Note attached hereto] [of                  United States Dollars] on October 9, 2022.

Interest Payment Dates: April 15 and October 15, commencing on [April 15], 2017

Record Dates: April 1 and October 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

SUNOPTA FOODS INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Back of Senior Secured Second Lien Note]

9.5% Senior Secured Second Lien Note due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. The Issuer promises to pay interest on the principal amount of this Note at a rate per annum of 9.5% from October 20, 2016 until maturity. The Issuer shall pay interest on this Note semi-annually in arrears on April 15 and October 15 of each year beginning [April 15], 2017, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer shall make each interest payment to the Holder of record of this Note on the immediately preceding April 1 and October 1 (each, a “Record Date”). Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including October 20, 2016. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer shall pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all cash payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of October 20, 2016, (the “Indenture”), among the Issuer, the Guarantors party thereto, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 9.5% Senior Secured Second Lien Notes due 2022. The Issuer shall be entitled to issue Additional Notes in accordance with Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Optional Redemption.

(a) At any time prior to October 9, 2018, the Issuer may on one or more occasions redeem all or a part of the Notes at a redemption price equal to 100.0% of the principal amount of such Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b) On or after October 9, 2018, the Issuer may redeem the Notes, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on October 9 of each of the years indicated below:

Year	Percentage
2018	107.125%
2019	104.750%
2020	102.375%
2021 and thereafter	100.000%

(c) Until October 9, 2018, the Issuer may, at its option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 109.5% of the aggregate principal amount thereof with an amount not to exceed the net cash proceeds received by it from one or more Equity Offerings to the extent such amount is received by or contributed to the Issuer plus accrued and unpaid interest, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that (i) at least 50.0% of the sum of the aggregate principal amount of the Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Issuer or any of its Affiliates); and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) At any time and from time to time prior to October 9, 2018, the Issuer may redeem up to 10% of the aggregate principal amount of the Notes (including Additional Notes, if any) that have been issued under the Indenture during each twelve-month period commencing with the Issue Date at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable Redemption Date.

(e) Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof. If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer shall notify the exchange of any such notice of redemption. In addition, the Issuer shall notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

(f) Notwithstanding the foregoing, in connection with any tender offer for the Notes (including any Change of Control Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

(g) Any redemption pursuant to this paragraph (5) shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.

(6) Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail at least 15 days but not more than 60 days before the redemption date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $2,000 can be redeemed in part, except that if all the Notes of a Holder are to be redeemed, the entire amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

(8) Offers to Repurchase. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

(9) Open Market Purchases. The Issuer and its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as the acquisition does not violate the terms of the Indenture, upon such terms and such prices as the Issuer or its Affiliates may determine, which may be more or less than the consideration for which the Notes were initially sold and could be for cash or other consideration.

(10) Security. The Issuer and the Guarantors shall enter into the Collateral Documents in order to secure the Indenture Obligations. The Indenture Obligations shall be secured by Liens on the Collateral in accordance with the terms and provisions of the Collateral Documents and will be subject to the Intercreditor Agreement.

(11) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(12) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(13) Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(14) Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes (excluding any Notes directly or indirectly held by the Issuer or its Affiliates) may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of all the Holders waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

(15) Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or facsimile signature of the Trustee.

(16) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

(17) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

SunOpta Foods Inc.

7301 Ohms Lane

Edina, MN 55439

Fax No.: (952) 939-8106

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

             (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10        ☐  Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Secured Note	Amount of increase in Principal Amount of this Global Secured Note	Principal Amount of this Global Secured Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

SunOpta Foods Inc.

7301 Ohms Lane

Edina, MN 55439

Fax No.: (952) 939-8106

Attention: General Counsel

U.S. Bank National Association

Global Corporate Trust Services

225 Asylum Street, 23rd Floor

Hartford, CT 06103

Fax No.: 860-241-6881

Attention: Global Corporate Trust Services

Re: 9.5% Senior Secured Second Lien Notes due 2022

Reference is hereby made to the Senior Secured Second Lien Notes Indenture, dated as of October 20, 2016 (the “Indenture”), among SunOpta Foods Inc., a Delaware Corporation (the “Issuer”), the Guarantors party thereto, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                      (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.  ☐   CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.  ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.  ☐  CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)  ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)  ☐  such Transfer is being effected to the Company or a subsidiary thereof; or

(c)  ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.  ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)  ☐  CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐  CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)  ☐  CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: ]), or

(ii)	☐ EH Regulation S Global Note ([CUSIP: ]), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee shall hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: ]), or

(ii)	☐ Regulation S Global Note ([CUSIP: ])or

(iii)	☐ Unrestricted Global Note ([ ] [ ]); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C-1

FORM OF CERTIFICATE OF EXCHANGE

SunOpta Foods Inc.

7301 Ohms Lane

Edina, MN 55439

Fax No.: (952) 939-8106

Attention: General Counsel

U.S. Bank National Association

Global Corporate Trust Services

225 Asylum Street, 23rd Floor

Hartford, CT 06103

Fax No.: 860-241-6881

Attention: Global Corporate Trust Services

Re: 9.5% Senior Secured Second Lien Notes due 2022

Reference is hereby made to the Senior Secured Second Lien Notes Indenture, dated as of October 20, 2016 (the “Indenture”), among SunOpta Foods Inc., a Delaware corporation (the “Issuer”), the Guarantors party thereto, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                      (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)  ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)  ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

c)  ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)  ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)  ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)  ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note ☐ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated.

[Insert Name of Transferor]

By:
Name:
Title:

C-2

EXHIBIT C-2

FORM OF CERTIFICATION TO BE GIVEN BY HOLDER OF BENEFICIAL INTEREST

IN A REGULATION S TEMPORARY GLOBAL NOTE

OWNER NOTES CERTIFICATION

[The Depository Trust Company or its nominee

Attention: [            ] ]

Re: 9.5% Senior Secured Second Lien Notes due 2022 (the “Notes”)

Reference is hereby made to the Indenture dated as of October 20, 2016 (the “Indenture”) among SUNOPTA FOODS INC., a Delaware corporation (the “Issuer”), the Guarantors party thereto and U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This certification relates to $                     aggregate amount of Notes that are held as a beneficial interest in the form of the Regulation S Temporary Global Note (CUSIP No. U8675R AA2; ISIN No. USU8675RAA24) with the Depositary in the name of [insert name of Holder] (the “Holder”).

In respect of such Notes, the Holder does hereby certify that as of the date hereof, the above-captioned Notes are beneficially owned by non-U.S. Persons and are not held for purposes of resale directly or indirectly to a U.S. Person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia. As used herein, “U.S. Person” has the meaning assigned to it in Rule 902 under the Securities Act of 1933, as amended.

We undertake to advise you immediately on or prior to the date on which you intend to submit your certification relating to the Notes held by you for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certification is required in connection with certain securities laws in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such proceedings. This certification and the statements contained herein are made for your benefit and the benefit of the Issuer of the Notes.

Date:                     ,             1

[Name of Person Making Certification]

[1]	To be dated no earlier than 15 days prior to the transfer or exchange date to which the certification relates.

C-2-1

EXHIBIT C-3

FORM OF CERTIFICATION TO BE GIVEN BY TRANSFEREE

OF BENEFICIAL INTEREST

IN A REGULATION S TEMPORARY GLOBAL NOTE

TRANSFEREE NOTES CERTIFICATION

[The Depository Trust Company or its nominee

Attention: [            ] ]

Re: 9.5% Senior Secured Second Lien Notes due 2022 (the “Notes”)

Reference is hereby made to the Indenture dated as of October 20, 2016 (the “Indenture”) among SUNOPTA FOODS INC., a Delaware corporation (the “Issuer”), the Guarantors party thereto and U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

For purposes of acquiring a beneficial interest in the Regulation S Temporary Global Note, the undersigned certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly on or prior to the date on which you intend to submit your certification relating to the Notes held by you in which we intend to acquire a beneficial interest in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceeding. This certification and the statements contained herein are made for your benefit and the benefit of the Issuer.

Dated:

By:
As, or as agent for, the beneficial acquirer of the Notes to which this certification relates.

C-3-1

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

This SUPPLEMENTAL INDENTURE, dated as of                              , 20         is by and among                                      (the “Guaranteeing Subsidiary”), a subsidiary of SunOpta Inc., a Canadian corporation (the “Company”), and U.S. Bank National Association, as Trustee and Notes Collateral Agent (the “Trustee”).

RECITALS

WHEREAS, SunOpta Foods, Inc., a Delaware corporation (the “Issuer”), the Company and the other guarantors party thereto, have heretofore executed and delivered to the Trustee the Indenture (the “Indenture”), dated as of October 20, 2016, providing for the issuance of an unlimited aggregate principal amount of 9.5% Senior Secured Second Lien Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, Section 9.01 of the Indenture provides that the Trustee may amend or supplement the Indenture in order to add Guarantors pursuant to the Indenture, without the consent of the Holders of the Notes.

NOW, THEREFORE, in compliance with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (a) join and become party to the Indenture as indicated by its signature below; (b) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (c) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

D-1

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

D-3